EXHIBIT 10.1

CUSIP Number: 88163BAA1

AMENDED AND RESTATED CREDIT AGREEMENT

dated as of July 21, 2004

among

TETRA TECH, INC.,

VARIOUS FINANCIAL INSTITUTIONS,

U.S. BANK NATIONAL ASSOCIATION
as Documentation Agent,

WELLS FARGO BANK, N.A.,
as Syndication Agent,

and

BANK OF AMERICA, N.A.,
as Administrative Agent

BANC OF AMERICA SECURITIES LLC
and
HARRIS NESBITT

Joint Lead Arrangers and Joint Book Managers

TABLE OF CONTENTS

SECTION 1	DEFINITIONS
1.1	Definitions
1.2	Other Interpretive Provisions
SECTION 2	COMMITMENTS OF THE BANKS; BORROWING, CONVERSION AND LETTER OF CREDIT PROCEDURES
2.1	Commitments
	2.1.1	Revolving Loans
	2.1.2	L/C Commitment
	2.1.3	Swing Line Loans
2.2	Loan Procedures
	2.2.1	Various Types of Loans
	2.2.2	Borrowing Procedures for Revolving Loans
	2.2.3	Conversion and Continuation Procedures
2.3	Letter of Credit Procedures
	2.3.1	Letter of Credit Applications
	2.3.2	Participations in Letters of Credit
	2.3.3	Reimbursement Obligations
	2.3.4	Limitation on Obligations of Issuing Bank
	2.3.5	Funding by Banks to Issuing Bank
2.4	Swing Line Loans
	2.4.1	Swing Line Loan Procedures
	2.4.2	Refunding of, or Funding of Participations in, Swing Line Loans
	2.4.3	Repayment of Participations
	2.4.4	Participation Obligations Unconditional
2.5	Commitments Several
2.6	Certain Conditions
SECTION 3	NOTES EVIDENCING LOANS
3.1	Notes
3.2	Recordkeeping
SECTION 4	INTEREST

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4.1	Interest Rates
4.2	Interest Payment Dates
4.3	Setting and Notice of Eurodollar Rates
4.4	Computation of Interest
SECTION 5	FEES
5.1	Facility Fee
5.2	Letter of Credit Fees
5.3	Utilization Fee
5.4	Administrative Agent’s and Arrangers’ Fees
5.5	Computation of Fees
SECTION 6	CHANGES IN THE COMMITMENT AMOUNT; PREPAYMENTS
6.1	Changes in the Commitment Amount
	6.1.1	Optional Increase in the Commitment Amount
	6.1.2	Voluntary Reductions of the Commitment Amount
6.2	Voluntary Prepayments
SECTION 7	MAKING AND PRORATION OF PAYMENTS; SETOFF; TAXES
7.1	Making of Payments
7.2	Application of Certain Payments
7.3	Due Date Extension
7.4	Setoff
7.5	Proration of Payments
7.6	Taxes
SECTION 8	INCREASED COSTS; SPECIAL PROVISIONS FOR EURODOLLAR LOANS
8.1	Increased Costs
8.2	Basis for Determining Interest Rate Inadequate or Unfair
8.3	Changes in Law Rendering Eurodollar Loans Unlawful
8.4	Funding Losses
8.5	Right of Banks to Fund through Other Offices
8.6	Discretion of Banks as to Manner of Funding

8.7	Mitigation of Circumstances; Replacement of Affected Bank
8.8	Conclusiveness of Statements
SECTION 9	WARRANTIES
9.1	Organization, etc.
9.2	Authorization; No Conflict
9.3	Validity and Binding Nature
9.4	Financial Condition
9.5	No Material Adverse Change
9.6	Litigation and Contingent Liabilities
9.7	Ownership of Properties; Liens
9.8	Subsidiaries
9.9	Pension and Welfare Plans
9.10	Investment Company Act
9.11	Public Utility Holding Company Act
9.12	Regulation U
9.13	Taxes
9.14	Solvency, etc.
9.15	Environmental Matters
9.16	Absence of Default
9.17	Information
SECTION 10	COVENANTS
10.1	Reports, Certificates and Other Information
	10.1.1	Audit Report
	10.1.2	Quarterly Reports
	10.1.3	Compliance Certificates
	10.1.4	Reports to SEC and to Shareholders
	10.1.5	Notice of Default, Litigation and ERISA Matters
	10.1.6	Subsidiaries
	10.1.7	Management Reports
	10.1.8	Collateral Information

	10.1.9	Other Information
10.2	Books, Records and Inspections
10.3	Insurance
10.4	Compliance with Laws; Payment of Taxes and Liabilities
10.5	Maintenance of Existence, etc.
10.6	Financial Covenants
	10.6.1	Minimum Net Worth
	10.6.2	Fixed Charge Coverage Ratio
	10.6.3	Adjusted Leverage Ratio
10.7	Limitations on Debt
10.8	Liens
10.9	Loans or Advances
10.10	Restricted Payments
10.11	Mergers and Consolidations; Acquisitions
10.12	Asset Dispositions
10.13	Use of Proceeds
10.14	Further Assurances
10.15	Transactions with Affiliates
10.16	Employee Benefit Plans
10.17	Business Activities
10.18	Maintenance of Property
10.19	Environmental Matters
	10.19.1	Environmental Obligations
	10.19.2	Environmental Information
10.20	Unconditional Purchase Obligations
10.21	Inconsistent Agreements
10.22	Excluded Subsidiaries
SECTION 11	EFFECTIVENESS; CONDITIONS OF LENDING, ETC.
11.1	Effectiveness
	11.1.1	Notes

	11.1.2	Resolutions
	11.1.3	Consents, etc.
	11.1.4	Incumbency and Signature Certificates
	11.1.5	Confirmation
	11.1.6	Opinion of Counsel
	11.1.7	Closing Certificate
	11.1.8	Other
11.2	Conditions
	11.2.1	Compliance with Warranties, No Default, etc.
	11.2.2	Confirmatory Certificate
SECTION 12	EVENTS OF DEFAULT AND THEIR EFFECT
12.1	Events of Default
	12.1.1	Non-Payment of the Loans, etc.
	12.1.2	Non-Payment of Other Debt
	12.1.3	Other Material Obligations
	12.1.4	Bankruptcy, Insolvency, etc.
	12.1.5	Non-Compliance with Provisions of This Agreement
	12.1.6	Warranties
	12.1.7	Pension Plans
	12.1.8	Judgments
	12.1.9	Change in Control
	12.1.10	Invalidity of Guaranty, etc.
	12.1.11	Invalidity of Collateral Documents, etc.
12.2	Effect of Event of Default
SECTION 13	THE ADMINISTRATIVE AGENT
13.1	Appointment and Authorization
13.2	Rights as a Bank
13.3	Exculpatory Provisions
13.4	Reliance by Administrative Agent

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13.5	Delegation of Duties
13.6	Resignation of Administrative Agent
13.7	Non-Reliance on Administrative Agent and other Banks
13.8	No Other Duties.
13.9	Administrative Agent may File Proofs of Claims
13.10	Withholding Tax
13.11	Non-Receipt of Funds by Administrative Agent
13.12	Collateral Matters
SECTION 14	GENERAL
14.1	Waiver; Amendments
14.2	Confirmations
14.3	Notices
14.4	Computations
14.5	Regulation U
14.6	Expenses; Indemnity; Damage Waiver
	14.6.1	Expenses
	14.6.2	Indemnification by the Company
	14.6.3	Reimbursement By Banks
	14.6.4	Waiver of Consequential Damages, etc.
	14.6.5	Payments
14.7	Subsidiary References
14.8	Captions
14.9	Assignments; Participations
	14.9.1	Assignments
	14.9.2	Participations
14.10	Governing Law
14.11	Counterparts
14.12	Successors and Assigns
14.13	Survival of Certain Provisions
14.14	Forum Selection and Consent to Jurisdiction
14.15	Waiver of Jury Trial

SCHEDULE 1.1	Pricing Schedule
SCHEDULE 2.1	Banks and Percentages
SCHEDULE 9.6	Litigation and Contingent Liabilities
SCHEDULE 9.8	Subsidiaries
SCHEDULE 9.15	Environmental Matters
SCHEDULE 10.7	Existing Debt
SCHEDULE 10.8	Existing Liens
SCHEDULE 14.3	Addresses for Notices

EXHIBIT A	Form of Note
EXHIBIT B	Form of Compliance Certificate
EXHIBIT C	Copy of Guaranty
EXHIBIT D	Copy of Security Agreement
EXHIBIT E	Copy of Pledge Agreement
EXHIBIT F	Form of Assignment Agreement
EXHIBIT G	Form of Increase Request
EXHIBIT H	Form of Opinion of Counsel
EXHIBIT I	Form of Confirmation

AMENDED AND RESTATED CREDIT AGREEMENT

This AMENDED AND RESTATED CREDIT AGREEMENT dated as of July 21, 2004 (this “Agreement”) is among TETRA TECH, INC., a Delaware corporation (the “Company”), the financial institutions that are or may from time to time become parties hereto (together with their respective successors and assigns, the “Banks”), U.S. BANK NATIONAL ASSOCIATION, as Documentation Agent, WELLS FARGO BANK, N.A., as Syndication Agent, and BANK OF AMERICA, N.A. (in its individual capacity, “Bank of America”), as administrative agent for the Banks.

WHEREAS, the Company, various financial institutions and Bank of America, as administrative agent, are parties to a Credit Agreement dated as of March 17, 2000 (the “Existing Agreement”); and

WHEREAS, the parties hereto have agreed to amend and restate the Existing Agreement;

NOW, THEREFORE, the parties hereto agree as follows:

SECTION 1  DEFINITIONS.

1.1  Definitions.  When used herein the following terms shall have the following meanings:

Adjusted Consolidated Net Income means, for any period, the net income or loss of the Company and its Subsidiaries for such period, excluding (a) extraordinary nonrecurring gains or losses and (b) non-cash impairment of property, plant and equipment and of intangible assets.

Adjusted EBITDA means, for any Computation Period, the sum of Adjusted Consolidated Net Income for such period, plus, to the extent deducted in determining such Adjusted Consolidated Net Income, (x) federal, state, local and foreign income, value added and similar taxes, (y) Interest Expense, and (z) depreciation and amortization expense; provided that Adjusted EBITDA shall be calculated on a pro forma basis (in accordance with Article 11 of Regulation S-X of the SEC) giving effect to (a) any acquisition made by the Company or any Subsidiary during such Computation Period so long as, and to the extent that, (i) the Company delivers to the Administrative Agent (which shall promptly deliver to each Bank) a summary in reasonable detail of the assumptions underlying, and the calculations made, in computing Adjusted EBITDA on a pro forma basis and (ii) the Required Banks do not object to such assumptions and/or calculations within 10 Business Days after receipt thereof; and (b) any divestiture of a Subsidiary, division or other operating unit made during such Computation Period.  If the Company or any Subsidiary makes any acquisition of a Person or assets which would result in a negative adjustment to Adjusted EBITDA for any period, the Company shall, upon request of the Required Banks, deliver the information required pursuant to clause (a)(i) of the preceding sentence so that the calculation of Adjusted EBITDA will give effect to such acquisition.

Adjusted Leverage Ratio means, as of any date, the ratio of (a) Funded Debt on such date to (b) Adjusted EBITDA for the Computation Period most recently ended on or prior to such date.

Administrative Agent means Bank of America in its capacity as administrative agent for the Banks hereunder and any successor thereto in such capacity.

Administrative Questionnaire means an Administrative Questionnaire in a form supplied by the Administrative Agent.

Affected Bank means any Bank that has given notice to the Company (which has not been rescinded) of (i) any obligation by the Company to pay any amount pursuant to Section 7.6 or 8.1 or (ii) the occurrence of any circumstances of the nature described in Section 8.2 or 8.3.

Affiliate of any Person means (i) any other Person which, directly or indirectly, controls or is controlled by or is under common control with such Person and (ii) any officer or director of such Person.

Agent-Related Persons - see Section 14.6.3.

Agreement - see the Preamble.

Arranger means each of Banc of America Securities LLC and Harris Nesbitt, in each case in its capacity as a joint lead arranger and a joint book manager for the credit facility established hereunder

Assignee - see Section 14.9.1.

Assignment Agreement - see Section 14.9.1.

Bank - see the Preamble.  References to the “Banks” shall include the Issuing Bank and the Swing Line Bank; for purposes of clarification only, to the extent that Bank of America (or any successor Issuing Bank or Swing Line Bank) may have any rights or obligations in addition to those of the other Banks due to its status as Issuing Bank or Swing Line Bank, its status as such will be specifically referenced.

Bank of America - see the Preamble.

Base Rate means at any time the greater of (a) the Federal Funds Rate plus 0.5% and (b) the Prime Rate.

Base Rate Loan means any Revolving Loan which bears interest at or by reference to the Base Rate.

Base Rate Margin - see Schedule 1.1.

Beneficial Owner shall have the meaning assigned thereto in Rule 13d-3 of the SEC under the Securities Exchange Act of 1934 as in effect on the date hereof.

Business Day means any day on which Bank of America is open for commercial banking business in Chicago, New York and Charlotte and, in the case of a Business Day which relates to a Eurodollar Loan, on which dealings are carried on in the interbank eurodollar market.

Capital Expenditures means all expenditures which, in accordance with GAAP, would be required to be capitalized and shown on the consolidated balance sheet of the Company, but excluding expenditures made in connection with the replacement, substitution or restoration of assets to the extent financed (i) from insurance proceeds (or other similar recoveries) paid on account of the loss of or damage to the assets being replaced or restored or (ii) with awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced.

Capital Lease means, with respect to any Person, any lease of (or other agreement conveying the right to use) any real or personal property by such Person that, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of such Person.

Cash Collateralize means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Issuing Bank and the Banks, as collateral for the obligations of the Company with respect to the Letters of Credit, cash or deposit account balances pursuant to documentation in form and substance satisfactory to the Administrative Agent and the Issuing Bank (which documents are hereby consented to by the Banks).  Derivatives of such term have corresponding meanings.  The Company grants to the Administrative Agent, for the benefit of the Issuing Bank and the Banks, a security interest in all such cash, all such deposit accounts and all balances therein and all proceeds of the foregoing.  Cash Collateral shall be maintained in non-interest-bearing blocked deposit accounts at Bank of America.

CERCLA means the Comprehensive Environmental Response, Compensation and Liability Act of 1980.

CERCLIS means the Comprehensive Environmental Response Compensation Liability Information System List.

Change in Control means that (a) any Person or group (within the meaning of Rule 13d-5 of the SEC under the Securities Exchange Act of 1934 as amended) shall become the Beneficial Owner of 20% or more of the Voting Stock of the Company or (b) a majority of the members of the Board of Directors of the Company shall cease to be Continuing Members.

Code means the Internal Revenue Code of 1986.

Collateral Agent means Bank of America in its capacity as Collateral Agent under the Intercreditor Agreement and any successor in such capacity.

Collateral Documents means the Pledge Agreement, the Security Agreement and any other agreement pursuant to which the Company or any Guarantor grants collateral to the Collateral Agent for the benefit of the Banks and certain other parties.

Commitment Amount means $235,000,000, as changed from time to time pursuant to Section 6.1.

Commitment means, as to any Bank, such Bank’s commitment to make or participate in Loans, and to issue or participate in Letters of Credit, under this Agreement.

Company - see the Preamble.

Computation Period means any period of four consecutive Fiscal Quarters ending on the last day of a Fiscal Quarter.

Consolidated Net Income means, with respect to the Company and its Subsidiaries for any period, the consolidated net income (or loss) of the Company and its Subsidiaries for such period.

Continuing Member means a member of the Board of Directors of the Company who either (a) was a member of the Company’s Board of Directors on the Effective Date and has been such continuously thereafter or (b) became a member of such Board of Directors after the Effective Date and whose election or nomination for election was approved by a vote of the majority of the Continuing Members then members of the Company’s Board of Directors.

Controlled Group means all members of a controlled group of corporations and all members of a controlled group of trades or businesses (whether or not incorporated) under common control which, together with the Company, are treated as a single employer under Section 414 of the Code or Section 4001 of ERISA.

Debt of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money, whether or not evidenced by bonds, debentures, notes or similar instruments, (b) all obligations of such Person as lessee under Capital Leases which have been recorded as liabilities on a balance sheet of such Person, (c) all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business), including “earn-outs” and similar obligations, (d) all indebtedness secured by a Lien on the property of such Person, whether or not such indebtedness shall have been assumed by such Person (it being understood that if such Person has not assumed or otherwise become personally liable for any such indebtedness, the amount of the Debt of such Person in connection therewith shall be limited to the lesser of the face amount of such indebtedness or the fair market value of all property of such Person securing such indebtedness), (e) all obligations, contingent or otherwise, with respect to the face amount of all letters of credit (whether or not drawn) and banker’s acceptances issued for the account of such Person (including the Letters of Credit), (f) net Hedging Obligations of such Person and (g) all Suretyship Liabilities of such Person.  The amount of Debt arising in connection with any “earn-out” or similar obligation shall be equal to the maximum reasonably expected liability with respect thereto as of the date of determination.

Disposal - see the definition of “Release”.

Dollar and the sign “$” mean lawful money of the United States of America.

Effective Date - see Section 11.1.

Environmental Claims means all claims, however asserted, by any governmental, regulatory or judicial authority or other Person alleging potential liability or responsibility for violation of any Environmental Law, or for release into or injury to the environment.

Environmental Laws means all applicable federal, state or local statutes, laws, ordinances, codes, rules, regulations and guidelines (including consent decrees and administrative orders) relating to public health and safety or protection of the environment.

ERISA means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute of similar import, together with the regulations thereunder, in each case as in effect from time to time.  References to sections of ERISA shall be construed to also refer to any successor sections.

Eurocurrency Reserve Percentage means, for any day for any Interest Period, the maximum reserve percentage (expressed as a decimal) in effect on such day (whether or not applicable to any Bank) under regulations issued from time to time by the FRB for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”).

Eurodollar Loan means any Revolving Loan which bears interest at a rate determined by reference to the Eurodollar Rate (Adjusted).

Eurodollar Margin - see Schedule 1.1.

Eurodollar Office means, with respect to any Bank, the office or offices of such Bank described as such in such Bank’s Administrative Questionnaire or such other office or offices as such Bank may from time to time specify in writing to the Company and the Administrative Agent.

Eurodollar Rate means, for any Interest Period with respect to a borrowing of Eurodollar Loans:

(a)  the rate per annum determined by the Administrative Agent to be the offered rate that appears on the page of the Telerate screen (or any successor thereto) that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period; or

(b)  if the rate referenced in clause (a) does not appear on such page or service or such page or service shall not be available, the rate per annum determined by the Administrative Agent to be the offered rate on such other page or other service that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period; or

(c)  if the rates referenced in clauses (a) and (b) are not available, the rate per annum determined by the Administrative Agent as the rate of interest at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 4:00 p.m. (London time) two Business Days prior to the first day of such Interest Period.

Eurodollar Rate (Adjusted) means, with respect to any Eurodollar Loan for any Interest Period, a rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) determined pursuant to the following formula:

Eurodollar Rate	=	Eurodollar Rate
(Adjusted)		1-Eurocurrency
Reserve Percentage

Event of Default means any of the events described in Section 12.1.

Excluded Subsidiary means any Subsidiary designated with an asterisk on Schedule 9.8 and any other Subsidiary designated in writing by the Company to the Administrative Agent.

Exemption Representation - see Section 7.6.

Existing Agreement - see the recitals.

Existing Letter of Credit means each letter of credit which is outstanding under the Existing Agreement on the Effective Date.

Facility Fee Rate - see Schedule 1.1.

Federal Funds Rate means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the immediately following Business Day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the immediately preceding Business Day as so published on the immediately following Business

Day; and (b) if no such rate is so published on such immediately following Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

Fiscal Quarter means a fiscal quarter of a Fiscal Year.

Fiscal Year means any period of 12 consecutive calendar months ending on Sunday which is closest to the last day of September.  References to a Fiscal Year with a number corresponding to any calendar year (e.g. “Fiscal Year 2004”) refer to the Fiscal Year ending on the Sunday which is closest to the last day of September occurring during such calendar year.  For example, Fiscal Year 2004 shall refer to the Fiscal Year ending October 3, 2004.  Fiscal Year 2005 shall refer to the Fiscal Year ending October 2, 2005, and Fiscal Year 2006 shall refer to the Fiscal Year ending October 1, 2006.

FRB means the Board of Governors of the Federal Reserve System.

Funded Debt means all Debt of the Company and its Subsidiaries, excluding (i) contingent obligations in respect of Suretyship Liabilities (except, in each case, to the extent constituting Suretyship Liabilities in respect of Debt of a Person other than the Company or any Subsidiary), (ii) Hedging Obligations and (iii) Debt of the Company to Subsidiaries and Debt of Subsidiaries to the Company or to other Subsidiaries.

GAAP means generally accepted accounting principles in the United States of America as set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination.

Group - see Section 2.2.1.

Guarantor means, at any time, each Subsidiary that has executed a counterpart of the Guaranty on or prior to such time (or is required to execute a counterpart of the Guaranty at such time).

Guaranty means the Amended and Restated Guaranty dated as of May 15, 2001 issued by various Subsidiaries, a copy of which is attached as Exhibit C.

Hazardous Materials means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

Hedging Agreement means any interest rate swap, interest rate cap, interest rate collar or similar agreement protecting against fluctuations in interest rates, any currency swap, forward currency exchange agreement or similar agreement protecting against fluctuations in currency exchange rates, any commodity swap or similar agreement protecting against fluctuations in commodity prices, any option to enter into any of the foregoing, and any combination of any of the foregoing.

Hedging Obligations means, with respect to any Person, obligations of such Person under Hedging Agreements.

Indemnitee - see Section 14.6.2.

Intercreditor Agreement means the Intercreditor Agreement dated as of May 15, 2001 among the Administrative Agent, the Collateral Agent and certain other parties relating to obligations of the Company.

Interest Expense means, for any Computation Period, the consolidated interest expense of the Company and its Subsidiaries for such Computation Period (including all imputed interest on Capital Leases).

Interest Period means, as to any Eurodollar Loan, the period commencing on the date such Loan is borrowed or continued as, or converted into, a Eurodollar Loan and ending on the date one, two, three or six months thereafter, as selected by the Company pursuant to Section 2.2.3; provided that:

(i)            if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the following Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the preceding Business Day;

(ii)           any Interest Period for a Eurodollar Loan that begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(iii)          the Company may not select any Interest Period for any Loan which would extend beyond the scheduled Termination Date.

Issuing Bank means Bank of America in its capacity as issuer of Letters of Credit hereunder.

LC Fee Rate - see Schedule 1.1.

Letter of Credit - see Section 2.1.2.  References to “Letters of Credit” shall, unless the context otherwise requires, include the Existing Letters of Credit.

Letter of Credit Application means a letter of credit application in the form then used by the Issuing Bank for the type of Letter of Credit requested (with appropriate adjustments to indicate that any Letter of Credit issued thereunder is to be issued pursuant to, and subject to the terms and conditions of, this Agreement).

Lien means, with respect to any Person, any interest granted by such Person in any real or personal property, asset or other right owned or being purchased or acquired by such Person which secures payment or performance of any obligation and shall include any mortgage, lien, encumbrance, charge or other security interest of any kind, whether arising by contract, as a matter of law, by judicial process or otherwise.

Loan Documents means this Agreement, the Notes, the Guaranty, the Letter of Credit Applications and the Collateral Documents.

Loan Party means the Company and each Guarantor.

Loans means Revolving Loans and, where appropriate, Swing Line Loans.

Margin Stock means any “margin stock” as defined in Regulation U of the FRB.

Material Adverse Effect means (a) a material adverse change in, or a material adverse effect upon, the financial condition, operations, business or assets of the Company and its Subsidiaries taken as a whole, or (b) a material adverse effect upon any substantial portion of the collateral under the Collateral Documents or upon the legality, validity, binding effect or enforceability against the Company or any Guarantor of any applicable Loan Document.

Multiemployer Pension Plan means a multiemployer plan, as such term is defined in Section 4001(a)(3) of ERISA, and to which the Company or any member of the Controlled Group may have any liability.

Net Cash Proceeds means, with respect to any issuance of equity securities, the aggregate cash proceeds received by the Company or any Subsidiary pursuant to such issuance, net of the direct costs relating to such issuance (including sales and underwriter’s discounts and commissions and legal, accounting and investment banking fees).

Net Worth means the Company’s consolidated stockholders’ equity.

Note - see Section 3.1.

Note Purchase Agreement means the Note Purchase Agreement dated as of May 15, 2001 pursuant to which the Company issued $110,000,000 of Senior Secured Notes.

PBGC means the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.

Pension Plan means a “pension plan”, as such term is defined in Section 3(2) of ERISA, which is subject to Title IV of ERISA (other than a Multiemployer Pension Plan), and to which the Company or any member of the Controlled Group may have any liability, including any liability by reason of having been a substantial employer within the meaning of Section 4063 of ERISA at any time during the preceding five years, or by reason of being deemed to be a contributing sponsor under Section 4069 of ERISA.

Percentage means, with respect to any Bank, the percentage specified opposite such Bank’s name on Schedule 2.1, reduced (or increased) by any subsequent assignment pursuant to Section 14.9.1 and any reallocation of Percentages as a result of a non-pro-rata increase in the Commitment Amount pursuant to Section 6.1.1.

Person means any natural person, corporation, partnership, trust, limited liability company, association, governmental authority or unit, or any other entity, whether acting in an individual, fiduciary or other capacity.

Pledge Agreement means the Amended and Restated Pledge Agreement dated as of May 15, 2001 among the Company, various Guarantors, and the Collateral Agent, a copy of which is attached hereto as Exhibit E.

Prime Rate means, for any day, the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate.”  (The “prime rate” is a rate set by Bank of America based upon various factors, including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.)  Any change in the prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

RCRA means the Resource Conservation and Recovery Act.

Release has the meaning specified in CERCLA and the term “Disposal” (or “Disposed”) has the meaning specified in RCRA; provided that if either CERCLA or RCRA is amended so as to broaden the meaning of any term defined thereby, such broader meaning shall apply as of the effective date of such amendment; and provided, further, that to the extent that the laws of a state wherein any affected property lies establish a meaning for “Release” or “Disposal” which is broader than is specified in either CERCLA or RCRA, such broader meaning shall apply.

Required Banks means Banks having Percentages aggregating 51% or more.

Revolving Loans - see Section 2.1.1.

SEC means the Securities and Exchange Commission.

Security Agreement means the Amended and Restated Security Agreement dated as of May 15, 2001 among the Loan Parties and the Collateral Agent, a copy of which is attached hereto as Exhibit D.

Stated Amount means, with respect to any Letter of Credit at any date of determination, the maximum aggregate amount available for drawing thereunder at any time during the then ensuing term of such Letter of Credit under any and all circumstances, plus the aggregate amount of all unreimbursed payments and disbursements under such Letter of Credit.

Subordinated Debt means Debt of the Company having maturities and other terms, and which is subordinated to the obligations of the Company and its Subsidiaries hereunder and under the other Loan Documents in a manner, approved in writing by the Required Banks.

Subsidiary means, with respect to any Person, a corporation, partnership, limited liability company or other entity of which such Person and/or its other Subsidiaries own, directly or indirectly, such number of outstanding shares, partnership units or other equity interests as have more than 50% of the ordinary voting power for the election of the members of the board of directors or similar governing body of such entity.  Unless the context otherwise requires, each reference to a Subsidiary herein shall be a reference to a Subsidiary of the Company.

Suretyship Liability means any agreement, undertaking or arrangement by which any Person guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to or otherwise to invest in a debtor, or otherwise to assure a creditor against loss) any indebtedness, obligation or other liability of any other Person (other than by endorsements of instruments in the course of collection), or guarantees the payment of dividends or other distributions upon the shares of any other Person.  The amount of any Person’s obligation under any Suretyship Liability shall (subject to any limitation set forth therein) be deemed to be the principal amount of the debt, obligation or other liability guaranteed thereby.

Swing Line Bank means Bank of America in its capacity as the lender of Swing Line Loans hereunder.

Swing Line Loans - see Section 2.1.3.

Taxes - see Section 7.6.

Termination Date means the earlier to occur of (a) July 21, 2009 or (b) such other date on which the Commitments shall terminate pursuant to Section 6 or 12.

Total Outstandings means at any time the sum of (a) the aggregate principal amount of all outstanding Loans plus (b) the Stated Amount of all Letters of Credit.

Type of Loan or Borrowing - see Section 2.2.1.  The types of Loans or borrowings under this Agreement are as follows:  Base Rate Loans or borrowings and Eurodollar Loans or borrowings.

Unmatured Event of Default means any event that, if it continues uncured, will, with lapse of time or notice or both, constitute an Event of Default.

Utilization Fee - see Section 5.3.

Welfare Plan means a “welfare plan”, as such term is defined in Section 3(1) of ERISA.

1.2  Other Interpretive Provisions.  (a)  The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b)           Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(c)           (i)            The term “including” is not limiting and means “including without limitation.”

(ii)           In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”, and the word “through” means “to and including.”

(iii)          Unless otherwise specified, any reference herein to a particular time of day means such time in Chicago, Illinois.

(d)           Unless otherwise expressly provided herein, (i) references to agreements (including this Agreement) and other contractual instruments shall be deemed to include all subsequent amendments and other modifications thereto, but only to the extent such amendments and other modifications are not prohibited by the terms of any Loan Document, and (ii) references to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such statute or regulation.

(e)           This Agreement and the other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters.  All such limitations, tests and measurements are cumulative and shall each be performed in accordance with their terms.

(f)            This Agreement and the other Loan Documents are the result of negotiations among and have been reviewed by counsel to the Administrative Agent, the Company, the Banks and the other parties thereto and are the products of all parties.  Accordingly, they shall not be construed against the Administrative Agent or the Banks merely because of the Administrative Agent’s or Banks’ involvement in their preparation.

SECTION 2  COMMITMENTS OF THE BANKS; BORROWING, CONVERSION AND LETTER OF CREDIT PROCEDURES.

2.1  Commitments.  On and subject to the terms and conditions of this Agreement, each of the Banks, severally and for itself alone, agrees to make loans to, and to issue or participate in the issuance of letters of credit for the account of, the Company as follows:

2.1.1  Revolving Loans.  Each Bank will make loans on a revolving basis (each such loan, a “Revolving Loan”) from time to time before the Termination Date in such Bank’s Percentage of such aggregate amounts as the Company may from time to time request from all

Banks; provided that the Total Outstandings shall not at any time exceed the Commitment Amount.

2.1.2  L/C Commitment.  (a) The Issuing Bank will issue standby letters of credit containing such terms and conditions as are permitted by this Agreement and are reasonably satisfactory to the Issuing Bank and the Company (each, a “Letter of Credit”), at the request of and for the account of the Company (or jointly for the account of the Company and any Subsidiary) from time to time before the Termination Date and (b) as more fully set forth in Section 2.3.5, each Bank agrees to purchase a participation in each such Letter of Credit; provided that (i) the aggregate Stated Amount of all Letters of Credit shall not at any time exceed the $100,000,000 and (ii) the Total Outstandings will not at any time exceed the Commitment Amount.

2.1.3  Swing Line Loans.  Subject to the terms and conditions of this Agreement, the Swing Line Bank may from time to time, in its discretion, make loans to the Company (collectively the “Swing Line Loans” and individually each a “Swing Line Loan”) in accordance with this Section 2.1.3 and Section 2.4 in an aggregate amount not at any time exceeding $5,000,000; provided that the Total Outstandings shall not at any time exceed the Commitment Amount.  Amounts borrowed under this Section 2.1.3 may be borrowed, repaid and (subject to the agreement of the Swing Line Bank) reborrowed until the Termination Date.

2.2  Loan Procedures.

2.2.1  Various Types of Loans.  Each Loan shall be either a Base Rate Loan or a Eurodollar Loan (each a “type” of Loan), as the Company shall specify in the related notice of borrowing or conversion pursuant to Section 2.2.2 or 2.2.3.  Eurodollar Loans having the same Interest Period are sometimes called a “Group” or collectively “Groups”.  Base Rate Loans and Eurodollar Loans may be outstanding at the same time, provided that not more than eight different Groups of Eurodollar Loans shall be outstanding at any one time.  Each borrowing of Revolving Loans shall be in an aggregate principal amount of $1,000,000 or a higher integral multiple of $500,000; provided that the aggregate principal amount of each Group of Eurodollar Loans shall at all times (including after giving effect to any conversion or continuation) be an integral multiple of $1,000,000.  All borrowings, conversions and repayments of Loans shall be effected so that each Bank will have a pro rata share (according to its Percentage) of all types and Groups of Loans.

2.2.2  Borrowing Procedures for Revolving Loans.  The Company shall give written notice or telephonic notice (followed promptly by written confirmation thereof) to the Administrative Agent of each proposed borrowing of Revolving Loans not later than (a) in the case of a Base Rate borrowing, 12:00 noon on the proposed date of such borrowing, and (b) in the case of a Eurodollar borrowing, 12:00 noon at least three Business Days prior to the proposed date of such borrowing.  Each such notice shall be effective upon receipt by the Administrative Agent, shall be irrevocable, and shall specify the date (which shall be a Business Day), amount and type of borrowing and, in the case of a Eurodollar borrowing, the initial Interest Period therefor.  Promptly upon receipt of such notice, the Administrative Agent shall advise each Bank thereof.  Not later than 2:00 p.m. on the date of a proposed borrowing, each Bank shall provide the Administrative Agent at the office specified by the Administrative Agent with immediately available funds covering such Bank’s Percentage of such borrowing and, so long as the Administrative Agent has not received written notice that the conditions precedent set forth in Section 11 with respect to such borrowing have not been satisfied, the Administrative Agent shall pay over the requested amount to the Company on the requested borrowing date.

2.2.3  Conversion and Continuation Procedures.  (a) Subject to the provisions of Section 2.2.1, the Company may, upon irrevocable written notice to the Administrative Agent in accordance with clause (b) below:

(i)            elect, as of any Business Day, to convert any outstanding Revolving Loan into a Revolving Loan of the other type; or

(ii)           elect, as of the last day of the applicable Interest Period, to continue any Group of Eurodollar Loans having an Interest Period expiring on such day (or any part thereof in an aggregate amount not less than $1,000,000 or an integral multiple thereof) for a new Interest Period.

(b)           The Company shall give written or telephonic notice (followed promptly by written confirmation thereof) to the Administrative Agent of each proposed conversion or continuation not later than (i) in the case of conversion into Base Rate Loans, 12:00 noon on the proposed date of such conversion; and (ii) in the case of a conversion into or continuation of Eurodollar Loans, 12:00 noon at least three Business Days prior to the proposed date of such conversion or continuation, specifying in each case:

(1)           the proposed date of conversion or continuation;

(2)           the aggregate amount of Loans to be converted or continued;

(3)           the type of Loans resulting from the proposed conversion or continuation; and

(4)           in the case of conversion into, or continuation of, Eurodollar Loans, the duration of the requested Interest Period therefor.

(c)           If upon expiration of any Interest Period applicable to Eurodollar Loans, the Company has failed to select timely a new Interest Period to be applicable to such Eurodollar Loans, such Eurodollar Loans shall convert into Base Rate Loans effective on the last day of such Interest Period.

(d)           The Administrative Agent will promptly notify each Bank of its receipt of a notice of conversion or continuation pursuant to this Section 2.4 or, if no timely notice is provided by the Company, of the details of any automatic conversion.

(e)           Unless the Required Banks otherwise consent, during the existence of any Event of Default or Unmatured Event of Default, the Company may not elect to have a Base Rate Loan converted into or continued as a Eurodollar Loan.

2.3  Letter of Credit Procedures.

2.3.1  Letter of Credit Applications.  The Company shall give notice to the Administrative Agent and the Issuing Bank of the proposed issuance of each Letter of Credit on a Business Day which is at least three Business Days (or such lesser number of days as the Administrative Agent and the Issuing Bank shall agree in any particular instance) prior to the proposed date of issuance of such Letter of Credit.  Each such notice shall be accompanied by a Letter of Credit Application, duly executed by the Company (together with any Subsidiary for the account of which the related Letter of Credit is to be issued) and in all respects satisfactory to the Administrative Agent and the Issuing Bank, together with such other documentation as the Administrative Agent or the Issuing Bank may reasonably request in support thereof, it being understood that each Letter of Credit Application shall specify, among other things, the date on which the proposed Letter of Credit is to be issued, the expiration date of such Letter of Credit (which shall not be later than the Termination Date) and whether such Letter of Credit is to be transferable in whole or in part.  So long as the Issuing Bank has not received written notice that the conditions precedent set forth in Section 11 with respect to the issuance of such Letter of Credit have not been satisfied, the Issuing Bank shall issue such Letter of Credit on the requested issuance date.  The Issuing Bank shall promptly advise the Administrative Agent of the issuance of each Letter of Credit by the Issuing Bank and of any amendment thereto, extension thereof or event or circumstance changing the amount available for drawing thereunder.

2.3.2  Participations in Letters of Credit.  Concurrently with the issuance of each Letter of Credit (or, in the case of any Existing Letter of Credit, concurrently with the effectiveness hereof), the Issuing Bank shall be deemed to have sold and transferred to each other Bank, and each other Bank shall be deemed irrevocably and unconditionally to have purchased and received from the Issuing Bank, without recourse or warranty, an undivided interest and participation, to the extent of such other Bank’s Percentage, in such Letter of Credit and the Company’s reimbursement obligations with respect thereto.  For the purposes of this Agreement, the unparticipated portion of each Letter of Credit shall be deemed to be the Issuing Bank’s “participation” therein.  The Issuing Bank hereby agrees, upon request of the Administrative Agent or any Bank, to deliver to such Bank a list of all outstanding Letters of Credit issued by the Issuing Bank, together with such information related thereto as such Bank may reasonably request.

2.3.3  Reimbursement Obligations.  The Company hereby unconditionally and irrevocably agrees to reimburse the Issuing Bank for each payment or disbursement made by the Issuing Bank under any Letter of Credit honoring any demand for payment made by the beneficiary thereunder, in each case on the date that such payment or disbursement is made.  Any amount not reimbursed on the date of such payment or disbursement shall bear interest from the date of such payment or disbursement to the date that the Issuing Bank is reimbursed by the Company therefor, payable on demand, at a rate per annum equal to the Base Rate from time to time in effect plus the Base Rate Margin from time to time in effect plus, beginning on the third Business Day after receipt of notice from the Issuing Bank of such payment or disbursement, 2%.  The Issuing Bank shall notify the Company and the Administrative Agent whenever any demand for payment is made under any Letter of Credit by the beneficiary thereunder; provided that the failure of the Issuing Bank to so notify the Company shall not affect the rights of the Issuing Bank or the Banks in any manner whatsoever.

2.3.4  Limitation on Obligations of Issuing Bank.  In determining whether to pay under any Letter of Credit, the Issuing Bank shall not have any obligation to the Company or any Bank other than to confirm that any documents required to be delivered under such Letter of Credit appear to have been delivered and appear to comply on their face with the requirements of such Letter of Credit.  Any action taken or omitted to be taken by the Issuing Bank under or in connection with any Letter of Credit, if taken or omitted in the absence of gross negligence and willful misconduct, shall not impose upon the Issuing Bank any liability to the Company or any Bank and shall not reduce or impair the Company’s reimbursement obligations set forth in Section 2.3.3 or the obligations of the Banks pursuant to Section 2.3.5.

2.3.5  Funding by Banks to Issuing Bank.  If the Issuing Bank makes any payment or disbursement under any Letter of Credit and the Company has not reimbursed the Issuing Bank in full for such payment or disbursement by 12:00 noon on the date of such payment or disbursement, or if any reimbursement received by the Issuing Bank from the Company is or must be returned or rescinded upon or during any bankruptcy or reorganization of the Company or otherwise, each other Bank shall be obligated to pay to the Administrative Agent for the account of the Issuing Bank, in full or partial payment of the purchase price of its participation in such Letter of Credit, its pro rata share (according to its Percentage) of such payment or disbursement (but no such payment shall diminish the obligations of the Company under Section 2.3.3), and upon notice from the Issuing Bank, the Administrative Agent shall promptly notify each other Bank thereof.  Each other Bank irrevocably and unconditionally agrees to so pay to the Administrative Agent in immediately available funds for the Issuing Bank’s account the amount of such other Bank’s Percentage of such payment or disbursement.  If and to the extent any Bank shall not have made such amount available to the Administrative Agent by 2:00 p.m. on the Business Day on which such Bank receives notice from the Administrative Agent of such payment or disbursement (it being understood that any such notice received after noon on any Business Day shall be deemed to have been received on the next following Business Day), such Bank agrees to pay interest on such amount to the Administrative Agent for the Issuing Bank’s account forthwith on demand for each day from the date such amount was to have been delivered to the Administrative Agent to the date such amount is paid, at a rate per annum equal to (a) for the first three days after demand, the Federal Funds Rate from time to time in effect and (b) thereafter, the Base Rate from time to time in effect.  Any Bank’s failure to make available to the Administrative Agent its Percentage of any such payment or disbursement shall not relieve any other Bank of its obligation hereunder to make available to the Administrative Agent such other Bank’s Percentage of such payment, but no Bank shall be responsible for the failure of any other Bank to make available to the Administrative Agent such other Bank’s Percentage of any such payment or disbursement.

2.4  Swing Line Loans.

2.4.1  Swing Line Loan Procedures.  The Company shall give written or telephonic (followed promptly by written confirmation thereof) notice to the Administrative Agent (which shall promptly inform the Swing Line Bank) of each proposed Swing Line Loan not later than 2:00 p.m. on the proposed date of such Swing Line Loan.  Each such notice shall be effective upon receipt by the Administrative Agent and shall specify the date and amount of such Swing Line Loan, which shall be $100,000 or an integral multiple thereof.  So long as the Swing Line Bank has not received written notice that the conditions precedent set forth in Section 11 with respect to the making of such Swing Line Loan have not been satisfied, the Swing Line Bank may make such Swing Line Loan on the requested borrowing date.  Concurrently with the making of any Swing Line Loan, the Swing Line Bank shall be deemed to have sold and transferred, and each other Bank shall be deemed to have purchased and received from the Swing Line Bank an undivided interest and participation to the extent of such other Bank’s Percentage in such Swing Line Loan (but such participation shall remain unfunded until required to be funded pursuant to Section 2.4.2).

2.4.2  Refunding of, or Funding of Participations in, Swing Line Loans.  The Swing Line Bank may at any time, in its sole discretion, on behalf of the Company (which hereby irrevocably authorizes the Swing Line Bank to act on its behalf) deliver a notice to the Administrative Agent requesting that each Bank (including the Swing Line Bank in its individual capacity) make a Revolving Loan (which shall be a Base Rate Loan) in such Bank’s Percentage of the aggregate amount of Swing Line Loans outstanding on such date for the purpose of repaying all Swing Line Loans (and, upon receipt of the proceeds of such Revolving Loans, the Administrative Agent shall apply such proceeds to repay Swing Line Loans); provided that if the conditions precedent to a borrowing of Revolving Loans are not then satisfied or for any other reason the Banks may not then make Revolving Loans, then instead of making Revolving Loans each Bank (other than the Swing Line Bank) shall become immediately obligated to fund its participation in all outstanding Swing Line Loans and shall pay to the Administrative Agent for the account of the Swing Line Bank an amount equal to such Bank’s Percentage of such Swing Line Loans.  If and to the extent any Bank shall not have made such amount available to the Administrative Agent by 2:00 p.m. on the Business Day on which such Bank receives notice from the Administrative Agent of its obligation to fund its participation in Swing Line Loans (it being understood that any such notice received after 12:00 noon on any Business Day shall be deemed to have been received on the next following Business Day), such Bank agrees to pay interest on such amount to the Administrative Agent for the Swing Line Bank’s account forthwith on demand for each day from the date such amount was to have been delivered to the Administrative Agent to the date such amount is paid, at a rate per annum equal to (a) for the first three days after demand, the Federal Funds Rate from time to time in effect and (b) thereafter, the Base Rate from time to time in effect.  Any Bank’s failure to make available to the Administrative Agent its Percentage of the amount of all outstanding Swing Line Loans shall not relieve any other Bank of its obligation hereunder to make available to the Administrative Agent such other Bank’s Percentage of such amount, but no Bank shall be responsible for the failure of any other Bank to make available to the Administrative Agent such other Bank’s Percentage of any such amount.

2.4.3  Repayment of Participations.  Upon (and only upon) receipt by the Administrative Agent for the account of the Swing Line Bank of immediately available funds from or on behalf of the Company (a) in reimbursement of principal of any Swing Line Loan with respect to which a Bank has paid the Administrative Agent for the account of the Swing Line Bank the amount of such Bank’s participation therein or (b) in payment of any interest on any such Swing Line Loan, the Administrative Agent will pay to such Bank its pro rata share (according to its Percentage) of such principal or, for the period during which such participation was funded, interest, as the case may be (it being understood that the Swing Line Bank shall receive any amount to which a Bank is not entitled because it has not funded, or did not timely fund, its participation in such Swing Line Loan, except, if such Bank subsequently funds such participation, to the extent that such Bank has paid interest to the Swing Line Bank in respect thereof pursuant to Section 2.4.2).

2.4.4  Participation Obligations Unconditional.  (a)  Each Bank’s obligation to make available to the Administrative Agent for the account of the Swing Line Bank the amount of its participation interest in all Swing Line Loans as provided in Section 2.4.3 shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any set-off, counterclaim, recoupment, defense or other right which such Bank may have against the Swing Line Bank or any other Person, (ii) the occurrence or continuance of an Event of Default or Unmatured Event of Default, (iii) any adverse change in the condition (financial or otherwise) of the Company or any Subsidiary thereof, (iv) any termination of the Commitments or (v) any other circumstance, happening or event whatsoever.

(b)           Notwithstanding the provisions of clause (a) above, no Bank shall be required to purchase a participation interest in any Swing Line Loan if, prior to the making by the Swing Line Bank of such Swing Line Loan, the Swing Line Bank received written notice specifying that one or more of the conditions precedent to the making of such Swing Line Loan were not satisfied and, in fact, such conditions precedent were not satisfied at the time of the making of such Swing Line Loan.

2.5  Commitments Several.  The failure of any Bank to make a requested Loan on any date shall not relieve any other Bank of its obligation (if any) to make a Loan on such date, but no Bank shall be responsible for the failure of any other Bank to make any Loan to be made by such other Bank.

2.6  Certain Conditions.  Notwithstanding any other provision of this Agreement, no Bank shall have an obligation to make any Loan, or to permit the continuation of or any conversion into any Eurodollar Loan, and the Issuing Bank shall not have any obligation to issue any Letter of Credit, if an Event of Default or Unmatured Event of Default exists.

SECTION 3  NOTES EVIDENCING LOANS.

3.1  Notes.  The Loans of each Bank shall be evidenced by a promissory note (each a “Note”) payable to the order of such Bank substantially in the form set forth in Exhibit A.

3.2  Recordkeeping.  Each Bank shall record in its records, or at its option on the schedule attached to its Note, the date and amount of each Loan made by such Bank, each repayment or conversion thereof and, in the case of each Eurodollar Loan, the dates on which each Interest Period for such Loan shall begin and end.  The aggregate unpaid principal amount so recorded shall be rebuttable presumptive evidence of the principal amount owing and unpaid on such Note.  The failure to so record any such amount or any error in so recording any such amount shall not, however, limit or otherwise affect the obligations of the Company hereunder or under any Note to repay the principal amount of the Loans evidenced by such Note together with all interest accruing thereon.

SECTION 4  INTEREST.

4.1  Interest Rates.  The Company promises to pay interest on the unpaid principal amount of each Loan for the period commencing on the date of such Loan until such Loan is paid in full as follows:

(a)           in the case of a Revolving Loan, (i) at all times while such Loan is a Base Rate Loan, at a rate per annum equal to the sum of the Base Rate from time to time in effect plus the Base Rate Margin from time to time in effect; and (ii) at all times while such Loan is a Eurodollar Loan, at a rate per annum equal to the sum of the Eurodollar Rate (Adjusted) applicable to each Interest Period for such Loan plus the Eurodollar Margin from time to time in effect; and

(b)           in the case of a Swing Line Loan, at a rate per annum equal to the Base Rate from time to time in effect plus the Base Rate Margin; provided that upon request of the Required Banks at any time (and for so long) an Event of Default exists, the interest rate applicable to each Loan shall be increased by 2%.

4.2  Interest Payment Dates.  Accrued interest on each Base Rate Loan and each Swing Line Loan shall be payable in arrears on the last Business Day of each calendar month and at maturity.  Accrued interest on each Eurodollar Loan shall be payable on the last day of each Interest Period relating to such Loan (and, in the case of a Eurodollar Loan with a six-month Interest Period, on the three-month anniversary of the first day of such Interest Period) and at maturity.  After maturity, accrued interest on all Loans shall be payable on demand.

4.3  Setting and Notice of Eurodollar Rates.  The applicable Eurodollar Rate for each Interest Period shall be determined by the Administrative Agent, and notice thereof shall be given by the Administrative Agent promptly to the Company and each Bank.  Each determination of the applicable Eurodollar Rate by the Administrative Agent shall be conclusive and binding upon the parties hereto, in the absence of demonstrable error.  The Administrative Agent shall, upon written request of the Company or any Bank, deliver to the Company or such Bank a statement showing the computations used by the Administrative Agent in determining any applicable Eurodollar Rate hereunder.

4.4  Computation of Interest.  All determinations of interest for Base Rate Loans and Swing Line Loans when the Base Rate is determined by the Prime Rate shall be made on the basis of a year of 365 or 366 days, as the case may be, and the actual number of days elapsed.  All other computations of interest shall be computed for the actual number of days elapsed on the basis of a year of 360 days.  The applicable interest rate for each Base Rate Loan and each Swing Line Loan shall change simultaneously with each change in the Base Rate.

SECTION 5  FEES.

5.1  Facility Fee.  The Company agrees to pay to the Administrative Agent for the account of the Banks pro rata according to their respective Percentages a facility fee at a rate per annum equal to the Facility Fee Rate for the period from the Effective Date to the Termination Date (and, if applicable, thereafter until the Total Outstandings are zero) on the Commitment Amount (or, if the Commitments have terminated, on the Total Outstandings).  Such facility fee shall be payable in arrears on the last Business Day of each calendar quarter and on the Termination Date (and, if applicable, thereafter on demand).

5.2  Letter of Credit Fees.  (a)  The Company agrees to pay to the Administrative Agent, for the account of the Banks pro rata according to their respective Percentages, a letter of credit fee for each Letter of Credit at a rate per annum equal to the LC Fee Rate; provided that upon the request of the Required Banks at any time and for as long as an Event of Default exists, the rate per annum applicable to each Letter of Credit shall be increased by 2%.  Such letter of credit fee shall be payable in arrears on the last Business Day of each calendar quarter and on the Termination Date (and, if applicable, thereafter on demand) for the period from the date of the issuance of each Letter of Credit to the date such payment is due or, if earlier, the date on which such Letter of Credit expired or was terminated.

(b)           The Company agrees to pay the Issuing Bank, for its own account, a fronting fee for each Letter of Credit in an amount separately agreed to between the Company and the Issuing Bank.

(c)           In addition, with respect to each Letter of Credit, the Company agrees to pay to the Issuing Bank, for its own account, such fees and expenses as the Issuing Bank customarily requires in connection with the issuance, negotiation, processing and/or administration of letters of credit in similar situations.

5.3  Utilization Fee.  The Company agrees to pay to the Administrative Agent, for the account of the Banks according to their respective Percentages, a utilization fee of 0.125% for each day on which the Total Outstandings exceed 50% of the Commitment Amount.  Such utilization fee shall be payable in arrears on the last Business Day of each calendar quarter and on the Termination Date.

5.4  Administrative Agent’s and Arrangers’ Fees.  The Company agrees to pay to the Administrative Agent and each Arranger such administrative agent’s fees and arrangement fees, respectively, as are mutually agreed to from time to time by the applicable parties.

5.5  Computation of Fees.  Fees payable pursuant to Sections 5.1, 5.2(a) and 5.3 shall be computed for the actual number of days elapsed on the basis of a 360-day year.

SECTION 6  CHANGES IN THE COMMITMENT AMOUNT; PREPAYMENTS.

6.1  Changes in the Commitment Amount.

6.1.1  Optional Increase in the Commitment Amount.  The Company may from time to time after the Effective Date so long as no Event of Default or Unmatured Event of Default exists, by means of a letter to the Administrative Agent substantially in the form of Exhibit G, request that the Commitment Amount be increased by (a) increasing the Commitment of one or more Banks which have agreed to such increase and/or (b) adding one or more commercial banks or other Persons as a party hereto with a Commitment in an amount agreed to by any such commercial bank or other Person; provided that (i) no commercial bank or other Person shall be added as a party hereto without the written consent of the Administrative Agent (which shall not be unreasonably withheld) and (ii) in no event shall the aggregate amount of all increases in the Commitment Amount pursuant to this Section 6.1.1 exceed $50,000,000 without the written consent of all Banks.  Any increase in the Commitment Amount pursuant to this Section 6.1.1 shall be in the amount of $5,000,000 or a higher integral multiple thereof and shall be effective three Business Days after the date on which the Administrative Agent has received and accepted the applicable increase letter in the form of Annex 1 to Exhibit G (in the case of an increase in the Commitment of an existing Bank) or assumption letter in the form of Annex 2 to Exhibit G (in the case of the addition of a commercial bank or other Person as a new Bank). The Administrative Agent shall promptly notify the Company and the Banks of any increase in the Commitment Amount pursuant to this Section 6.1.1 and of the Commitment and Percentage of each Bank after giving effect thereto.  The Company acknowledges that, in order to maintain Loans in accordance with each Bank’s Percentage, a reallocation of the Commitments as a result of a non-pro-rata increase in the Commitment Amount may require prepayment of all or portions of certain Loans on the date of such increase (and any such prepayment shall be subject to the provisions of Section 8.4).

6.1.2  Voluntary Reductions of the Commitment Amount.  The Company may from time to time on at least five Business Days’ prior written notice received by the Administrative Agent (which shall promptly advise each Bank thereof) permanently reduce the Commitment Amount to an amount not less than the Total Outstandings.  Any such reduction shall be in an amount equal to an integral multiple of $5,000,000.  The Company may at any time on like notice terminate the Commitments upon payment in full of all Loans and all other obligations of the Company hereunder and Cash Collateralization in full of all contingent obligations with respect to Letters of Credit.  All reductions of the Commitment Amount shall reduce the amounts of the Commitments of the Banks pro rata according to their respective Percentages.

6.2  Voluntary Prepayments.  The Company may from time to time prepay the Loans in whole or in part, provided that the Company shall give the Administrative Agent (which shall promptly advise each Bank) notice thereof not later than 12:00 noon on the day of such prepayment (which shall be a Business Day), specifying the Loans to be prepaid and the date and amount of prepayment.  Each partial prepayment shall be in a principal amount of $500,000 or an integral multiple thereof (or, in the case of Swing Line Loans, $100,000 or an integral multiple thereof).  After giving effect to any prepayment, the aggregate principal amount of each Group of Eurodollar Loans shall be an integral multiple of $1,000,000.  All prepayments shall be applied to prepay the Loans of the Banks pro rata according to their respective Percentages.  Any prepayment of a Eurodollar Loan on a day other than the last day of an Interest Period therefor shall include interest on the principal amount being repaid and shall be subject to Section 8.4.

SECTION 7  MAKING AND PRORATION OF PAYMENTS; SETOFF; TAXES.

7.1  Making of Payments.  All payments of principal of or interest on the Notes, and of all fees, shall be made by the Company to the Administrative Agent in immediately available funds at the office specified by the Administrative Agent not later than noon on the date due; and funds received after that hour shall be deemed to have been received by the Administrative Agent on the next following Business Day.  The Administrative Agent shall promptly remit to each Bank its share of all such payments received in collected funds by the Administrative Agent for the account of such Bank.  All payments under Section 8.1 shall be made by the Company directly to the Bank entitled thereto.

7.2  Application of Certain Payments.  Each payment of principal shall be applied to such Loans as the Company shall direct by notice to be received by the Administrative Agent on or before the date of such payment or, in the absence of such notice, as the Administrative Agent shall determine in its discretion.  Concurrently with each remittance to any Bank of its share of any such payment, the Administrative Agent shall advise such Bank as to the application of such payment.

7.3  Due Date Extension.  If any payment of principal of or interest on the Loans, or of any fees, falls due on a day which is not a Business Day, then such due date shall be extended to the immediately following Business Day (unless, in the case of a Eurodollar Loan, such immediately following Business Day is the first Business Day of a calendar month, in which case such date shall be the immediately preceding Business Day) and, in the case of principal, additional interest shall accrue and be payable for the period of any such extension.

7.4  Setoff.  The Company agrees that the Administrative Agent and each Bank have all rights of set-off and bankers’ lien provided by applicable law, and in addition thereto, the Company agrees that at any time any Event of Default exists, the Administrative Agent and each Bank may apply to the payment of any obligations of the Company hereunder, whether or not then due, any and all balances, credits, deposits, accounts or moneys of the Company then or thereafter with the Administrative Agent or such Bank.

7.5  Proration of Payments.  If any Bank shall obtain any payment or other recovery (whether voluntary, involuntary, by application of offset or otherwise, but excluding any payment of interest to the Issuing Bank, any payment to the Swing Line Bank with respect to a Swing Line Loan payment pursuant to Section 8.7 or 14.9) on account of principal of or interest on any Loan (or on account of its participation in any Letter of Credit) in excess of its pro rata share of payments and other recoveries obtained by all Banks on account of principal of and interest on Loans (or such participation) then held by them, such Bank shall purchase from the other Banks such participation in the Loans (or sub-participation in Letters of Credit) held by them as shall be necessary to cause such purchasing Bank to share the excess payment or other recovery ratably with each of them; provided that if all or any portion of the excess payment or other recovery is thereafter recovered from such purchasing Bank, the purchase shall be rescinded and the purchase price restored to the extent of such recovery.

7.6  Taxes.  (a) All payments of principal of, and interest on, the Loans and all other amounts payable hereunder shall be made free and clear of and without deduction for any present or future income, excise, stamp or franchise taxes and other taxes, fees, duties, withholdings or other charges of any nature whatsoever imposed by any taxing authority, but excluding franchise taxes and taxes imposed on or measured by any Bank’s net income or receipts (all non-excluded items being called “Taxes”).  If any withholding or deduction from any payment to be made by the Company hereunder is required in respect of any Taxes pursuant to any applicable law, rule or regulation, then the Company will:

(i)            pay directly to the relevant authority the full amount required to be so withheld or deducted;

(ii)           promptly forward to the Administrative Agent an official receipt or other documentation satisfactory to the Administrative Agent evidencing such payment to such authority; and

(iii)          (except to the extent such withholding or deduction would not be required if such Bank’s Exemption Representation were true) pay to the Administrative Agent for the account of the Banks such additional amount or amounts as is necessary to ensure that the net amount actually received by each Bank will equal the full amount such Bank would have received had no such withholding or deduction been required. Moreover, if any Taxes are directly asserted against the Administrative Agent or any Bank with respect to any payment received by the Administrative Agent or such Bank hereunder, the Administrative Agent or such Bank may pay such Taxes and the Company will (except to the extent such Taxes are payable by a Bank and would not have been payable if such Bank’s Exemption Representation were true) promptly pay such additional amounts (including any penalty, interest and expense) as is necessary in order that the net amount received by such Person after the payment of such Taxes (including any Taxes on such additional amount) shall equal the amount such Person would have received had such Taxes not been asserted.

(b)           If the Company fails to pay any Taxes when due to the appropriate taxing authority or fails to promptly remit to the Administrative Agent, for the account of the respective Banks, the required receipts or other required documentary evidence, the Company shall indemnify the Banks for any incremental Taxes, interest or penalties that may become payable by any Bank as a result of any such failure.  For purposes of this Section 7.6, a distribution hereunder by the Administrative Agent or any Bank to or for the account of any Bank shall be deemed a payment by the Company.

(c)           Each Bank represents and warrants (such Bank’s “Exemption Representation”) to the Company and the Administrative Agent that, as of the date of this Agreement (or, in the case of an Assignee, the date it becomes a party hereto), it is entitled to receive payments hereunder without any deduction or withholding for or on account of any Taxes imposed by the United States of America or any political subdivision or taxing authority thereof.

(d)           Upon the request from time to time of the Company or the Administrative Agent and in any event before the expiration of any previously-delivered form, each Bank that is organized under the laws of a jurisdiction other than the United States of America shall execute and deliver to the Company and the Administrative Agent one or more (as the Company or the Administrative Agent may reasonably request) United States Internal Revenue Service Forms W-8ECI or Forms W-8BEN or such other forms or documents, appropriately completed, as may be applicable to establish the extent, if any, to which a payment to such Bank is exempt from withholding or deduction of Taxes.

(e)           If, and to the extent that, any Bank shall obtain a credit, relief or remission for, or repayment of, any Taxes indemnified or paid by the Company pursuant to this Section 7.6, such Bank agrees to promptly notify the Company thereof and thereupon enter into negotiations in good faith with the Company to determine the basis on which an equitable reimbursement of such Taxes can be made to the Company.

SECTION 8  INCREASED COSTS; SPECIAL PROVISIONS FOR EURODOLLAR LOANS.

8.1  Increased Costs.  (a)  If, after the date hereof, the adoption of any applicable law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank (or any Eurodollar Office of such Bank) with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency

(A)          shall subject any Bank (or any Eurodollar Office of such Bank) to any tax, duty or other charge with respect to its Eurodollar Loans, its Note or its obligation to make Eurodollar Loans, or shall change the basis of taxation of payments to any Bank of the principal of or interest on its Eurodollar Loans or any other amounts due under this Agreement in respect of its Eurodollar Loans or its obligation to make Eurodollar Loans (except for changes in the rate of tax on the overall net income of such Bank or its Eurodollar Office imposed by the jurisdiction in which such Bank’s principal executive office or Eurodollar Office is located); or

(B)           shall impose, modify or deem applicable any reserve (including any reserve imposed by the FRB, but excluding any reserve included in the determination of interest rates pursuant to Section 4), special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by any Bank (or any Eurodollar Office of such Bank); or

(C)           shall impose on any Bank (or its Eurodollar Office) any other condition affecting its Eurodollar Loans, its Note or its obligation to make Eurodollar Loans; and the result of any of the foregoing is to increase the cost to (or in the case of Regulation D of the FRB, to impose a cost on) such Bank (or any Eurodollar Office of such Bank) of making or maintaining any Eurodollar Loan, or to reduce the amount of any sum received or receivable by such Bank (or its Eurodollar Office) under this Agreement or under its Note with respect thereto, then within 10 days after demand by such Bank (which demand shall be accompanied by a statement setting forth the basis for such demand and a calculation of the amount thereof in reasonable detail, a copy of which shall be furnished to the Administrative Agent), the Company shall pay directly to such Bank such additional amount as will compensate such Bank for such increased cost or such reduction.

(D)          If any Bank shall reasonably determine that the adoption or phase-in of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank or any Person controlling such Bank with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Bank’s or such controlling Person’s capital as a consequence of such Bank’s obligations hereunder or under any Letter of Credit to a level below that which such Bank or such controlling Person could have achieved but for such adoption, change or compliance (taking into consideration such Bank’s or such controlling Person’s policies with respect to capital adequacy) by an amount deemed by such Bank or such controlling Person to be material, then from time to time, within 10 days after demand by such Bank (which demand shall be accompanied by a statement setting forth the basis for such demand and a calculation of the amount thereof in reasonable detail, a copy of which shall be furnished to the Administrative Agent), the Company shall pay to such Bank such additional amount or amounts as will compensate such Bank or such controlling Person for such reduction.

(E)           Notwithstanding the foregoing provisions of this Section 8.1, if any Bank fails to notify the Company of any event or circumstance which will entitle such Bank to compensation pursuant to this Section 8.1 within 180 days after such Bank obtains knowledge of such event or circumstance, then such Bank shall not be entitled to compensation from the Company for any amount arising prior to the date which is 180 days before the date on which such Bank notifies the Company of such event or circumstance.

8.2  Basis for Determining Interest Rate Inadequate or Unfair.  If, prior to the first day of any Interest Period:

(a)           the Administrative Agent reasonably determines (which determination, if made in good faith, shall be binding and conclusive on the Company) that deposits in Dollars (in the applicable amounts) are not being offered to the Administrative Agent in the interbank eurodollar market for such Interest Period, or that by reason of circumstances affecting the interbank eurodollar market adequate and reasonable means do not exist for ascertaining the applicable Eurodollar Rate; or

(b)           Banks having an aggregate Percentage of 40% or more advise the Administrative Agent that the Eurodollar Rate (Adjusted) as determined by the Administrative Agent will not adequately and fairly reflect the cost to such Banks of maintaining or funding such Eurodollar Loans for such Interest Period (taking into account any amount to which such Banks may be entitled under Section 8.1) or that the making or funding of Eurodollar Loans has become impracticable as a result of an event occurring after the date of this Agreement which in the opinion of such Banks materially affects such Loans;

then the Administrative Agent shall promptly notify the other parties thereof and, so long as such circumstances shall continue, (i) no Bank shall be under any obligation to make or convert into Eurodollar Loans and (ii) on the last day of the current Interest Period for each Eurodollar Loan, such Loan shall, unless then repaid in full, automatically convert to a Base Rate Loan.

8.3  Changes in Law Rendering Eurodollar Loans Unlawful.  In the event that any change in (including the adoption of any new) applicable laws or regulations, or any change in the interpretation of applicable laws or regulations by any governmental or other regulatory body charged with the administration thereof, should make it (or in the good faith judgment of any Bank cause a substantial question as to whether it is) unlawful for any Bank to make, maintain or fund Eurodollar Loans, then such Bank shall promptly notify each of the other parties hereto and, so long as such circumstances shall continue, (a) such Bank shall have no obligation to make or convert into Eurodollar Loans (but shall make Base Rate Loans concurrently with the making of or conversion into Eurodollar Loans by the Banks which are not so affected, in each case in an amount equal to such Bank’s pro rata share of all Eurodollar Loans which would be made or converted into at such time in the absence of such circumstances) and (b) on the last day of the current Interest Period for each Eurodollar Loan of such Bank (or, in any event, on such earlier date as may be required by the relevant law, regulation or interpretation), such Eurodollar Loan shall, unless then repaid in full, automatically convert to a Base Rate Loan.  Each Base Rate Loan made by a Bank which, but for the circumstances described in the foregoing sentence, would be a Eurodollar Loan (an “Affected Loan”) shall remain outstanding for the same period as the Group of Eurodollar Loans of which such Affected Loan would be a part absent such circumstances.

8.4  Funding Losses.  The Company hereby agrees that upon demand by any Bank (which demand shall be accompanied by a statement setting forth the basis for the amount being claimed, a copy of which shall be furnished to the Administrative Agent), the Company will indemnify such Bank against any net loss or expense which such Bank may sustain or incur (including any net loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Bank to fund or maintain any Eurodollar Loan), as reasonably determined by such Bank, as a result of (a) any payment, prepayment or conversion of any Eurodollar Loan of such Bank on a date other than the last day of an Interest Period for such Loan (including any conversion pursuant to Section 8.3) or (b) any failure of the Company to borrow or convert any Loan on a date specified therefor in a notice of borrowing or conversion pursuant to this Agreement.  For this purpose, all notices to the Administrative Agent pursuant to this Agreement shall be deemed to be irrevocable.

8.5  Right of Banks to Fund through Other Offices.  Each Bank may, if it so elects, fulfill its commitment as to any Eurodollar Loan by causing a foreign branch or affiliate of such Bank to make such Loan, provided that in such event for the purposes of this Agreement such Loan shall be deemed to have been made by such Bank and the obligation of the Company to repay such Loan shall nevertheless be to such Bank and shall be deemed held by it, to the extent of such Loan, for the account of such branch or affiliate.

8.6  Discretion of Banks as to Manner of Funding.  Notwithstanding any provision of this Agreement to the contrary, each Bank shall be entitled to fund and maintain its funding of all or any part of its Loans in any manner it sees fit, it being understood, however, that for the purposes of this Agreement all determinations shall be made as if such Bank had actually funded and maintained each Eurodollar Loan during each Interest Period for such Loan through the purchase of deposits having a maturity corresponding to such Interest Period and bearing an interest rate equal to the Eurodollar Rate for such Interest Period.

8.7  Mitigation of Circumstances; Replacement of Affected Bank.  (a)  Each Bank shall promptly notify the Company and the Administrative Agent of any event of which it has knowledge which will result in, and will use reasonable commercial efforts available to it (and not, in such Bank’s good faith judgment, otherwise disadvantageous to such Bank) to mitigate or avoid, (i) any obligation by the Company to pay any amount pursuant to Section 7.6 or 8.1 or (ii) the occurrence of any circumstance of the nature described in Section 8.2 or 8.3 (and, if any Bank has given notice of any such event described in clause (i) or (ii) above and thereafter such event ceases to exist, such Bank shall promptly so notify the Company and the Administrative Agent).  Without limiting the foregoing, each Bank will designate a different funding office if such designation will avoid (or reduce the cost to the Company of) any event described in clause (i) or (ii) of the preceding sentence and such designation will not, in such Bank’s sole good faith judgment, be otherwise disadvantageous to such Bank.

(b)           At any time any Bank is an Affected Bank, the Company may replace such Affected Bank as a party to this Agreement with one or more other bank(s) or financial institution(s) reasonably satisfactory to the Administrative Agent (and upon notice from the Company such Affected Bank shall assign pursuant to an Assignment Agreement, and without recourse or warranty, its Commitment, its Loans, its Note, its participations in Letters of Credit and Swing Line Loans, and all of its other rights and obligations hereunder to such replacement bank(s) or other financial institution(s) for a purchase price equal to the sum of the principal amount of the Loans so assigned, all accrued and unpaid interest thereon, its ratable share of all accrued and unpaid fees, any amounts payable under Section 8.4 as a result of such Bank receiving payment of any Eurodollar Loan prior to the end of an Interest Period therefor and all other obligations owed to such Affected Bank hereunder).

8.8  Conclusiveness of Statements.  Determinations and statements of any Bank pursuant to Section 8.1, 8.2, 8.3 or 8.4 shall be conclusive absent demonstrable error.  Banks may use reasonable averaging and attribution methods in determining compensation under Sections 8.1 and 8.4.

SECTION 9  WARRANTIES.

To induce the Administrative Agent and the Banks to enter into this Agreement and to induce the Banks to make Loans and issue or purchase participations in Letters of Credit hereunder, the Company warrants to the Administrative Agent and the Banks that:

9.1  Organization, etc.  The Company is a corporation duly organized and validly existing in good standing under the laws of the State of Delaware, each Subsidiary is duly organized and validly existing in good standing under the laws of the jurisdiction of its organization, and each Loan Party has the power (corporate or otherwise) to own its properties and to carry on its business as now being conducted.

9.2  Authorization; No Conflict.  The execution and delivery by each Loan Party of each Loan Document to which it is a party, the borrowings by the Company hereunder and the performance by each Loan Party of its obligations under each Loan Document to which it is a party are within the organizational powers of the Company and each Subsidiary have been duly authorized by all necessary organizational action on the part of each Loan Party (including any necessary shareholder, partner or member action), have received all necessary governmental approval (if any shall be required), and do not and will not (a) violate any provision of law or any order, decree or judgment of any court or other government agency which is binding on the Company or any Subsidiary, (b) contravene or conflict with, or result in a breach of, any provision of the Certificate of Incorporation, By-Laws or other organizational documents of the Company or any Subsidiary or of any material agreement, indenture, instrument or other document which is binding on the Company or any Subsidiary or (c) result in, or require, the creation or imposition of any Lien on any property of the Company or any Subsidiary (other than Liens arising under the Loan Documents).

9.3  Validity and Binding Nature.  Each Loan Document to which a Loan Party is a party is the legal, valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency and similar laws of general application affecting the enforcement of creditors’ rights and to general principles of equity limiting the availability of equitable remedies.

9.4  Financial Condition.  The audited consolidated financial statements of the Company and its Subsidiaries dated September 28, 2003 and the unaudited consolidated financial statements of the Company and its Subsidiaries dated March 28, 2004, copies of which have been furnished prior to the Effective Date to each Bank which is a party hereto on the Effective Date:

(i)            were prepared in conformity with GAAP consistently applied; and

(ii)           present fairly in all material respects the financial condition of the Company and its Subsidiaries as at such dates and the results of their operations for the periods then ended (subject, in the case of the unaudited financial statements, to the absence of footnotes and to normal year-end adjustments).

9.5  No Material Adverse Change.  Since September 28, 2003, no events have occurred which, individually or in the aggregate, have had or are reasonably likely to have a Material Adverse Effect.

9.6  Litigation and Contingent Liabilities.  No litigation (including derivative actions), arbitration proceeding, labor controversy or governmental investigation or proceeding is pending or, to the Company’s knowledge, threatened against the Company or any Subsidiary which is reasonably likely to have a Material Adverse Effect, except as set forth in Schedule 9.6.  Other than any liability incident to such litigation or proceedings, neither the Company nor any Subsidiary has any material contingent liabilities not provided for or disclosed in the financial statements referred to in Section 9.4 or listed in Schedule 9.6.

9.7  Ownership of Properties; Liens.  Each of the Company and each Subsidiary owns good and, in the case of real property, marketable title to, or a valid leasehold interest in, all of its material properties and assets, real and personal, tangible and intangible, of any nature whatsoever (including patents, trademarks, trade names, service marks and copyrights), free and clear of all Liens, charges and claims (including infringement claims with respect to patents, trademarks, copyrights and the like), except as permitted pursuant to Section 10.8.

9.8  Subsidiaries.  As of the Effective Date, the Company has no Subsidiaries except those listed in Schedule 9.8.

9.9  Pension and Welfare Plans.  During the twelve-consecutive-month period prior to the date of the execution and delivery of this Agreement or the making of any Loan hereunder, (i) no steps have been taken to terminate any Pension Plan which would be reasonably likely to result in the Company being required to make a contribution to such Pension Plan, or incurring a liability or obligation to such Pension Plan, in excess of $5,000,000, and (ii) no contribution failure has occurred with respect to any Pension Plan sufficient to give rise to a Lien under Section 302(f) of ERISA.  No condition exists or event or transaction has occurred with respect to any Pension Plan which could result in the incurrence by the Company of any material liability, fine or penalty.  Except as disclosed in the financial statements referred to in Section 9.4, the Company has no contingent liability with respect to any post-retirement benefit under a Welfare Plan, other than liability for continuation coverage described in Part 6 of subtitle B of title I of ERISA.

9.10  Investment Company Act.  Neither the Company nor any Subsidiary is an “investment company” or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940.

9.11  Public Utility Holding Company Act.  Neither the Company nor any Subsidiary is a “holding company”, or a “subsidiary company” of a “holding company”, or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company”, within the meaning of the Public Utility Holding Company Act of 1935.

9.12  Regulation U.  The Company is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock.  Margin stock does not constitute more than 25% of the value of all assets of the Company and its Subsidiaries.

9.13  Taxes.  Each of the Company and each Subsidiary has filed all federal income tax returns and all other material tax returns and reports (or appropriate extensions thereof, as applicable) required by law to have been filed by it and has paid, or made provision for the timely payment of, all material taxes and governmental charges thereby shown to be owing, except any such taxes or charges which are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books.

9.14  Solvency, etc.  On the Effective Date (or, in the case of any Subsidiary which becomes a Guarantor after the Effective Date, on the date such Person becomes a Guarantor), and immediately prior to and after giving effect to the issuance of each Letter of Credit and each borrowing hereunder and the use of the proceeds thereof, (a) each Loan Party’s assets will exceed its liabilities and (b) each Loan Party will be solvent, will be able to pay its debts as they mature, will own property with fair saleable value greater than the amount required to pay its debts and will have capital sufficient to carry on its business as then constituted.

9.15  Environmental Matters.  Except as set forth in Schedule 9.15:

(a)           all facilities and property (including underlying groundwater) currently owned or leased or, to the best knowledge of the Company, previously owned or leased by the Company or any Subsidiary have been, and (in the case of facilities and property that are currently owned or leased) continue to be, owned or leased by the Company or such Subsidiary in compliance with all Environmental Laws, except where any such failure to comply would not, individually or in the aggregate, reasonably be expected to result in liability of the Company or any Subsidiary in excess of $5,000,000;

(b)           there have been no past, and there are no pending or, to the best of the Company’s knowledge, threatened

(i)            claims, complaints, notices or requests for information received by the Company or any Subsidiary with respect to any alleged violation of any Environmental Law which is reasonably likely to be adversely determined and, if so determined, would, individually or in the aggregate, reasonably be expected to result in any liability of the Company and its Subsidiaries in excess of $5,000,000;

(ii)           complaints, notices or inquiries to the Company or any Subsidiary regarding potential liability under any Environmental Law which would, individually or in the aggregate, reasonably be expected to result in liability of the Company and its Subsidiaries in excess of $5,000,000;

(c)           there have been no Releases of Hazardous Materials at, on or under any property now owned or leased or, to the best knowledge of the Company, previously owned or leased by the Company or any Subsidiary that, singly or in the aggregate, have had, or would reasonably be expected to have, a Material Adverse Effect;

(d)           the Company and its Subsidiaries have been issued and are in compliance with all permits, certificates, approvals, licenses and other authorizations relating to environmental matters and necessary or desirable for their businesses except where the failure to obtain and/or comply with any of the foregoing would not, individually or in the aggregate, reasonably be expected to result in liability of the Company and its Subsidiaries in excess of $5,000,000;

(e)           no property now owned or leased or, to the best knowledge of the Company, previously owned or leased, by the Company or any Subsidiary is listed or (with respect to owned property only) proposed for listing on the National Priorities List pursuant to CERCLA, on the CERCLIS or on any similar state list of sites requiring investigation or clean-up;

(f)            there are no underground storage tanks, active or abandoned, including petroleum storage tanks, on or under any property now owned or leased or, to the best knowledge of the Company, previously owned or leased by the Company or any Subsidiary that, singly or in the aggregate, have had, or would reasonably be expected to have, a Material Adverse Effect;

(g)           neither the Company nor any Subsidiary has directly transported or, to the best of the Company’s knowledge, directly arranged for the transportation of any Hazardous Material to any location which is listed or proposed for listing on the National Priorities List pursuant to CERCLA, on the CERCLIS or on any similar state list or which is the subject of federal, state or local enforcement actions or other investigations which may lead to claims against the Company or such Subsidiary for any remedial work, damage to natural resources or personal injury, including claims under CERCLA, which in any case would, individually or in the aggregate, reasonably be expected to result in liability of the Company and its Subsidiary in excess of $5,000,000;

(h)                                 there are no polychlorinated biphenyls or friable asbestos present at any property now owned or leased or, to the best knowledge of the Company, previously owned or leased by the Company or any Subsidiary that, singly or in the aggregate, have had, or would reasonably be expected to have, a Material Adverse Effect; and

(i)                                     no conditions exist at, on or under any property now owned or leased or, to the best knowledge of the Company, previously owned or leased by the Company or any Subsidiary which, with the passage of time, or the giving of notice or both, would give rise to liability under any Environmental Law except where any such liability would not, individually or in the aggregate, reasonably be expected to result in liability of the Company and its Subsidiaries in excess of $5,000,000.

For purposes of this Section 9.15, with respect to any facility or property having multiple lessees, only that portion which is leased by the Company or any Subsidiary shall be considered a facility or property leased by the Company or such Subsidiary.

9.16  Absence of Default.  Neither the Company nor any Subsidiary is in material default under any material contract to which it is a party or by which it is bound.

9.17  Information.  All written information heretofore or contemporaneously herewith furnished by the Company or any Subsidiary to the Administrative Agent or any Bank for purposes of or in connection with this Agreement and the transactions contemplated hereby is, and all written information hereafter furnished by or on behalf of the Company or any Subsidiary to the Administrative Agent or any Bank pursuant hereto or in connection herewith will be, true and accurate (based upon reasonable estimates and projections) in every material respect on the date as of which such information is dated or certified, and none of such information is or will be incomplete by omitting to state any material fact necessary to make such information not misleading (it being recognized by the Administrative Agent and the Banks that any projections and forecasts provided by the Company or any Subsidiary are based on good faith estimates and assumptions believed by the Company or such Subsidiary to be reasonable as of the date of the applicable projections or assumptions and that actual results during the period or periods covered by any such projections and forecasts likely will differ from projected or forecasted results). Nothing in this Section 9.17 shall be construed as a representation or covenant that any such projections or forecasts will be achieved.

SECTION 10  COVENANTS.

Until the expiration or termination of the Commitments and thereafter until all obligations of the Company hereunder and under the other Loan Documents are paid in full and all Letters of Credit have been terminated, the Company agrees that, unless at any time the Required Banks shall otherwise expressly consent in writing, it will:

10.1  Reports, Certificates and Other Information.  Furnish to each Bank:

10.1.1  Audit Report.  Promptly when available (and in any event not later than one Business Day after the date required to be filed with the SEC), a copy of the annual audit report of the Company and its Subsidiaries for each Fiscal Year, including therein consolidated balance sheets of the Company and its Subsidiaries as of the end of such Fiscal Year and consolidated statements of operations and cash flows of the Company and its Subsidiaries for such Fiscal Year, which audit report shall be (a) without qualification as to going concern or scope and (b) prepared by PricewaterhouseCoopers LLP or other independent auditors of recognized standing selected by the Company and reasonably acceptable to the Required Banks.

10.1.2  Quarterly Reports.  Promptly when available (and in any event not later than one Business Day after the date required to be filed with the SEC), the consolidated balance sheets of the Company for each Fiscal Quarter (except the last Fiscal Quarter) of each Fiscal Year, and consolidated statements of operations and cash flows for such Fiscal Quarter and for the period beginning with the first day of such Fiscal Year and ending on the last day of such Fiscal Quarter, together with a certificate of the chief executive officer or the chief financial officer of the Company certifying that such financial statements present fairly in all material respects the financial condition and results of operations of the Company and its Subsidiaries as of the dates and periods indicated, subject to changes resulting from normal year-end adjustments.

10.1.3  Compliance Certificates.  Contemporaneously with the furnishing of a copy of each annual audit report pursuant to Section 10.1.1 and of each set of quarterly statements pursuant to Section 10.1.2, (a) a duly completed compliance certificate in the form of Exhibit B, with appropriate insertions, dated the date of such annual report or such quarterly statements and signed by the chief executive officer or the chief financial officer of the Company, containing a computation of each of the financial ratios and restrictions set forth in Section 10.6 and to the effect that such officer has not become aware of any Event of Default or Unmatured Event of Default that has occurred and is continuing or, if there is any such event, describing it and the steps, if any, being taken to cure it; and (b) an updated organizational chart listing all Subsidiaries and the jurisdictions of their organization.

10.1.4  Reports to SEC and to Shareholders.  Promptly upon the filing or sending thereof, a copy of any annual, periodic or special report or registration statement (inclusive of exhibits thereto) filed with the SEC or any securities exchange and any report, proxy statement or other communication to the Company’s shareholders generally.

10.1.5  Notice of Default, Litigation and ERISA Matters.  Promptly upon becoming aware of any of the following, written notice describing the same and the steps being taken by the Company or the Subsidiary affected thereby with respect thereto:

(a)                                  the occurrence of an Event of Default or an Unmatured Event of Default;

(b)                                 any litigation, arbitration or governmental investigation or proceeding not previously disclosed by the Company to the Banks which has been instituted or, to the knowledge of the Company, is threatened against the Company or any Subsidiary or to which any of the properties of any thereof is subject which, if adversely determined, might reasonably be expected to have a Material Adverse Effect;

(c)                                  the institution of any steps by any member of the Controlled Group or any other Person to terminate any Pension Plan, or the failure of any member of the Controlled Group to make a required contribution to any Pension Plan (if such failure is sufficient to give rise to a lien under Section 302(f) of ERISA) or to any Multiemployer Pension Plan, or the taking of any action with respect to a Pension Plan which could result in the requirement that the Company furnish a bond or other security to the PBGC or such Pension Plan, or the occurrence of any event with respect to any Pension Plan or Multiemployer Pension Plan which could result in the incurrence by any member of the Controlled Group of any material liability, fine or penalty (including any claim or demand for withdrawal liability or partial withdrawal from any Multiemployer Pension Plan), or any material increase in the contingent liability of the Company with respect to any post-retirement Welfare Plan benefit, or any notice that any Multiemployer Pension Plan is in reorganization, that increased contributions may be required to avoid a reduction in plan benefits or the imposition of an excise tax, that any such plan is or has been funded at a rate less than that required under Section 412 of the Code, that any such plan is or may be terminated, or that any such plan is or may become insolvent;

(d)                                 any cancellation (without replacement) or material change in any insurance maintained by the Company or any Subsidiary;

(e)                                  any event (including any violation of any Environmental Law or the assertion of any Environmental Claim) which would reasonably be expected to have a Material Adverse Effect; or

(f)                                    any setoff, claims (including any Environmental Claim), withholding or other defense to which any material portion of the collateral granted under any Collateral Document, or the Banks’ rights with respect to any such collateral, are subject.

10.1.6  Subsidiaries.  Promptly upon the occurrence thereof, a written report of any change in the list of its Subsidiaries.

10.1.7  Management Reports.  Promptly upon the request of the Administrative Agent or any Bank (acting through the Administrative Agent), copies of all detailed financial and management reports submitted to the Company by independent auditors in connection with any annual or interim audit made by such auditors of the books of the Company.

10.1.8  Collateral Information.  Promptly, and in any event not less than 10 days after the occurrence thereof, a written report of any change in the jurisdiction of organization of the Company or any Subsidiary.

10.1.9  Other Information.  Promptly from time to time, such other information concerning the Company and its Subsidiaries as the Administrative Agent or any Bank (acting through the Administrative Agent) may reasonably request.

10.2  Books, Records and Inspections.  Keep, and cause each Subsidiary to keep, its books and records in accordance with sound business practices sufficient to allow the preparation of financial statements in accordance with GAAP; permit, and cause each Subsidiary to permit, on reasonable notice and at reasonable times and intervals (or at any time without notice during the existence of an Event of Default) the Administrative Agent or any Bank or any representative thereof to inspect the properties and operations of the Company and of such Subsidiary, provided that so long as no Event of Default or Unmatured Event of Default exists, neither the Administrative Agent nor any Bank shall make more than one such inspection during any calendar year; and permit, and cause each Subsidiary to permit, on reasonable notice and at reasonable times and intervals (or at any time without notice during the existence of an Event of Default), any Bank or the Administrative Agent or any representative thereof to visit any or all of its offices, to discuss its financial matters with its officers and its independent auditors (and the Company hereby authorizes such independent auditors to discuss such financial matters with any Bank or the Administrative Agent or any representative so long as an officer of the Company has a bona fide opportunity to be present at such discussion), and to examine (and, at the expense of the Company or the applicable Subsidiary, photocopy extracts from) any of its books or other corporate records. The Company agrees to pay the fees of its auditors incurred in connection with any reasonable exercise of the rights of any Bank or the Administrative Agent or any representative thereof pursuant to this Section.

10.3  Insurance.  Maintain, and cause each Subsidiary to maintain, with reputable, financially sound insurance companies, (a) at all times insurance to such extent and against such hazards and liabilities, as is customarily maintained by companies similarly situated (and, in any event, such insurance as may be required by any law or governmental regulation or court order or decree) and (b) “errors and omissions” insurance with coverage of at least $30,000,000; and, upon request of the Administrative Agent (or any Bank acting through the Administrative Agent), furnish to the Administrative Agent or such Bank a certificate setting forth in reasonable detail the nature and extent of all insurance maintained by the Company and its Subsidiaries.

10.4  Compliance with Laws; Payment of Taxes and Liabilities.  (a) Comply, and cause each Subsidiary to comply, with all applicable laws, rules, regulations, decrees and orders except where the failure to comply could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; and (b) pay, and cause each Subsidiary to pay, prior to delinquency, all federal income taxes and all other material taxes and governmental charges against it or any of its property, provided that the foregoing shall not require the Company or any Subsidiary to pay any such tax or charge so long as it shall contest the validity thereof in good faith by appropriate proceedings and shall set aside on its books adequate reserves with respect thereto in accordance with GAAP.

10.5  Maintenance of Existence, etc.  Maintain and preserve, and (subject to Section 10.11) cause each Subsidiary to maintain and preserve, (a) its existence and good standing in the jurisdiction of its organization and (b) its qualification and good standing as a foreign entity in each jurisdiction where the nature of its business makes such qualification necessary (except where the failure to qualify could not individually or in the aggregate, reasonably be expected to have a Material Adverse Effect).

10.6  Financial Covenants.

10.6.1  Minimum Net Worth.  Not permit Net Worth at any time to be less than the sum of (a) $318,000,000, (b) 50% of the sum of Consolidated Net Income for each Fiscal Quarter, beginning with the Fiscal Quarter ending March 28, 2004 and ending with the most recently-ended Fiscal Quarter for which the Company has delivered financial statements (provided that, if Consolidated Net Income is less than zero for any Fiscal Quarter, for purposes of this Section 10.6.1 Consolidated Net Income will be deemed to be zero for such quarter) plus (c) 100% of the Net Cash Proceeds of any equity issued by the Company or any Subsidiary (on a consolidated basis) after the Effective Date.

10.6.2  Fixed Charge Coverage Ratio.  Not permit the ratio, for any Computation Period, of (i) Adjusted EBITDA less Capital Expenditures to (ii) Interest Expense plus all income taxes (including any franchise or other tax based upon gross or net income or receipts) paid by the Company and its Subsidiaries plus all required payments of principal of Debt of the Company and its Subsidiaries, in each case during such Computation Period (and determined on a consolidated basis), to be less than 1.25 to 1.

10.6.3  Adjusted Leverage Ratio.  Not permit the Adjusted Leverage Ratio, as of the last day of any Computation Period, to be greater than 2.25 to 1.

10.7  Limitations on Debt.  Not, and not permit any Subsidiary to, create, incur, assume or suffer to exist any Debt, except:

(a)                                  obligations arising under the Loan Documents;

(b)                                 Debt in respect of Capital Leases;

(c)                                  unsecured Debt of Subsidiaries to the Company or to other Subsidiaries;

(d)                                 Hedging Agreements entered into by the Company or any Subsidiary with the Administrative Agent or any Bank or any Affiliate thereof ; provided that all such Hedging Agreements are entered into to protect against bona fide business risks and not for speculation;

(e)                                  Suretyship Liabilities in respect of any obligation of the Company or any Subsidiary permitted under this Agreement;

(f)                                    Debt in respect of taxes, assessments or governmental charges to the extent that payment thereof shall not at the time be required to be made in accordance with Section 10.4;

(g)                                 Debt outstanding on the date hereof and listed in Schedule 10.7 or hereafter incurred in connection with Liens permitted by Section 10.8, and extensions, renewals and refinancings of any Debt described in this clause (g) so long as the principal amount thereof is not increased;

(h)                                 Subordinated Debt;

(i)                                     Debt under the Note Purchase Agreement (including, without duplication, guaranties thereof) in an aggregate principal amount not exceeding $110,000,000;

(j)                                     Debt constituting a portion of the deferred purchase price for any acquisition permitted by Section 10.11(c);

(k)                                  other Debt not exceeding in the aggregate $20,000,000.

10.8  Liens.  Not, and not permit any Subsidiary to, create or permit to exist any Lien on any of its real or personal properties, assets or rights of whatsoever nature (whether now owned or hereafter acquired), except:

(a)                                  Liens for taxes or other governmental charges not at the time delinquent or thereafter payable without penalty or being contested in good faith by appropriate proceedings and, in each case, for which it maintains adequate reserves;

(b)                                 Liens arising in the ordinary course of business (such as (i) Liens of carriers, warehousemen, mechanics and materialmen and other similar Liens imposed by law and (ii) Liens incurred in connection with worker’s compensation, unemployment compensation and other types of social security (excluding Liens arising under ERISA) or in connection with surety bonds (excluding bonds of the type described in clause (a) below), bids, performance bonds and similar obligations which, in each case, are not perfected by the filing of a financing statement or the delivery of collateral) for sums not overdue or being contested in good faith by appropriate proceedings and not involving any deposits or advances or borrowed money or the deferred purchase price of property or services, and, in each case, for which it maintains adequate reserves;

(c)                                  Liens identified in Schedule 10.8;

(d)                                 Liens in connection with Capital Leases (to the extent permitted hereunder);

(e)                                  attachments, judgments and other similar Liens (including appeal bonds), for sums not exceeding $5,000,000, arising in connection with court proceedings, provided the execution or other enforcement of such Liens is effectively stayed and the claims secured thereby are being actively contested in good faith and by appropriate proceedings;

(f)                                    other Liens incidental to the conduct of the business of the Company or a Subsidiary or the ownership of its property or assets, including easements, rights of way, restrictions, minor defects or irregularities in title and other similar Liens, which Liens were not incurred in connection with the borrowing of money and do not, in any case or in the aggregate, interfere in any material respect with the ordinary conduct of the business of the Company or any Subsidiary;

(g)                                 building restrictions, zoning laws and other statutes, laws, rules, regulations, ordinances and restrictions, and any amendments thereto, now or at any time hereafter adopted by any governmental authority having jurisdiction;

(h)                                 any interest or title of a lessor or secured by a lessor’s interest under any lease (other than a Capital Lease):

(i)                                     Liens in favor of the Collateral Agent pursuant to the Loan Documents;

(j)                                     Liens on assets or property acquired, or on the property of a Person acquired, by the Company or any Subsidiary so long as (i) such acquisition is permitted hereunder, (ii) all obligations secured by such Liens are repaid concurrently with, or promptly after, such acquisition and (iii) all UCC financing statements, mortgages or similar documents filed or recorded to give notice of such Liens are terminated or released within 120 days after such acquisition; and

(k)                                  other Liens, in addition to the Liens permitted by clauses (a) through (j), securing Debt permitted by Section 10.7(i) and Section 10.7(j).

10.9  Loans or Advances.  Not, and not permit any Subsidiary to, make any loan or advance; except for (i) loans or advances by the Company to any Subsidiary or by any Subsidiary to the Company, (ii) loans and advances to officers and employees of the Company and its Subsidiaries for travel, entertainment, relocation and similar ordinary business purposes in an aggregate amount not exceeding $500,000 at any time outstanding and (iii) other loans and advances in an aggregate amount not exceeding $5,000,000 at any time outstanding.

10.10  Restricted Payments.  Not, and not permit any Subsidiary to, (a) declare or pay any dividends on any of its capital stock (other than stock dividends), (b) purchase or redeem any such stock or any warrants, units, options or other rights in respect of such stock, (c) make any other distribution to shareholders, (d) prepay, purchase, redeem or defease any Subordinated Debt, (e) make any payment on or in respect of any Subordinated Debt (other than scheduled payments of interest made in the form of additional Subordinated Debt or common stock), or (f) set aside funds for any of the foregoing; provided that (i) any Subsidiary may declare and pay dividends to the Company or to any other wholly-owned Subsidiary and (ii) so long as no Event of Default or Unmatured Event of Default exists or would result therefrom and, after giving effect thereto (and any incurrence of Debt in connection therewith), the Adjusted Leverage Ratio will be less than 2 to 1, the Company may repurchase shares of its capital stock for immediate retirement in an aggregate amount, for all such repurchases during the term of this Agreement, not to exceed 10.0% of Net Worth (measured as of the end of the Fiscal Quarter immediately preceding any such purchase).

10.11  Mergers and Consolidations; Acquisitions.  Not, and not permit any Subsidiary to, be a party to any merger or consolidation, or purchase or otherwise acquire all or substantially all of the assets or any stock of any class of, or any partnership or joint venture interest in, any other Person (or of any division or business unit of any Person), except (a) any such merger or consolidation of or by any wholly-owned Subsidiary into the Company or any other wholly-owned Subsidiary, (b) any such purchase or other acquisition by the Company or any wholly-owned Subsidiary of the assets or stock of any wholly-owned Subsidiary, and (c) acquisitions of all of the assets or stock of Persons which are in the same or a similar line of business as the Company and its Subsidiaries; provided that any acquisition described in this clause (c) must satisfy all of the following conditions: (i) each Person so acquired shall comply with all of the terms of this Agreement and the other Loan Documents that are applicable to such Person; (ii) either the required majority of the Board of Directors (or other equivalent governing body) of the Person so acquired incumbent at the time such acquisition is proposed has acquiesced to the acquisition, or the acquisition is otherwise deemed in the reasonable judgment of the Administrative Agent to be a “friendly” acquisition; (iii) no Event of Default or Unmatured Event of Default shall have occurred and be continuing at the time of, or would result from the making of, such acquisition; (iv) the aggregate consideration (including assumed debt, but excluding stock of the Company) for any one acquisition or series of related acquisitions shall not exceed $75,000,000; and (v) substantially contemporaneously with any such acquisition of stock, the Company shall grant, or cause the applicable Person(s) to grant, to the Administrative Agent, for the benefit of the Banks, a first perfected security interest in all of the stock so acquired.

10.12  Asset Dispositions.  Not, and not permit any Subsidiary to, sell, transfer, convey, lease or otherwise dispose of, or grant options, warrants or other rights with respect to, any of its assets, or sell, assign, pledge or otherwise transfer any receivables, contract rights, general intangibles, chattel paper or instruments, with or without recourse, except for (a) dispositions of inventory or obsolete assets in the ordinary course of business consistent with past practices and (b) other dispositions of assets, provided that (i) no disposition described in this clause (b) shall be made if an Event of Default or Unmatured Event of Default exists or would result therefrom; and (ii) after giving effect to any disposition pursuant to this clause (b), the aggregate fair market value of all assets disposed of pursuant to this clause (b) during the period from the Effective Date to the Termination Date shall not exceed 2.5% of the consolidated total assets of the Company as of the end of the most recent Fiscal Year.

10.13  Use of Proceeds.  Use the proceeds of the Loans solely for working capital, for acquisitions permitted by Section 10.11, for capital expenditures and for other general corporate purposes; and not use or permit any proceeds of any Loan to be used, either directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of “purchasing or carrying” any Margin Stock; provided that, subject to the limitations set forth in Section 10.10, the Company may repurchase shares of its own stock so long as such shares are immediately retired.

10.14  Further Assurances.  Take, and cause each Subsidiary to take, such actions as are necessary, or as the Administrative Agent (or the Required Banks acting through the Administrative Agent) or the Collateral Agent may reasonably request, from time to time (including the execution and delivery of guaranties, security agreements, pledge agreements, financing statements and other documents, the filing or recording of any of the foregoing, the delivery of stock certificates and other collateral with respect to which perfection is obtained by possession and the delivery of appropriate legal opinions with respect to any of the foregoing) to ensure that (i) the obligations of the Company hereunder and under the other Loan Documents are (x) secured by all account receivables of the Company and all equity interests in Subsidiaries owned by the Company and (y) unconditionally guaranteed by all Subsidiaries (including, promptly upon the acquisition or creation thereof, any Subsidiary acquired or created after the date hereof) by execution of a counterpart of the Guaranty; and (ii) the obligations of each Subsidiary under the Guaranty are secured by all account receivables of such Subsidiary and all equity interests in other Subsidiaries owned by such Subsidiary; provided that unless the Required Banks otherwise request in writing, (a) no Foreign Corporation (as defined below) or Excluded Subsidiary shall be required to execute the Guaranty, pledge any equity interest or grant a security interest in any account receivable; and (b) neither the Company nor any other Subsidiary shall be required to pledge more than 65% of the stock of any Foreign Corporation.  For purposes of the foregoing, a “Foreign Corporation” is any corporate Subsidiary which is incorporated in a jurisdiction other than, and does substantially all of its business outside of, the United States.

10.15  Transactions with Affiliates.  Not, and not permit any Subsidiary to, enter into, or cause, suffer or permit to exist any transaction, arrangement or contract with any of its other Affiliates (other than the Company and any Subsidiary) which is on terms which are less favorable than are obtainable from any Person which is not one of its Affiliates.

10.16  Employee Benefit Plans.  Maintain, and cause each Subsidiary to maintain, each Pension Plan in compliance with all applicable requirements of law and regulations except where the failure to so maintain and/or comply could not, individually or in the aggregate, reasonably be expected to result in any liability of the Company or any Subsidiary in excess of $5,000,000.

10.17  Business Activities.  Not, and not permit any Subsidiary to, engage in any business activity other than consulting and engineering services, support services, communication services, remediation and construction management, facility operation and maintenance services and research and development and such other activities as are incidental thereto.

10.18  Maintenance of Property.  Maintain, and cause each Subsidiary to maintain, its properties which are material to the conduct of its business in good working order and condition (ordinary wear and tear excepted).

10.19  Environmental Matters.

10.19.1  Environmental Obligations.  (a) Comply, and cause each Subsidiary to comply, in a reasonable manner with any applicable federal or state judicial or administrative order requiring the performance at any real property owned, operated, or leased by the Company or any Subsidiary of activities in response to any Release or threatened Release of any Hazardous Material, except for the period of time that the Company or such Subsidiary is diligently in good faith contesting such order; (b) use and operate, and cause each Subsidiary to use and operate, all of its facilities and properties in compliance with all applicable Environmental Laws except where the failure to comply would not, individually or in the aggregate, reasonably be expected to result in any liability of the Company or any Subsidiary in excess of $5,000,000; (c) keep, and cause each Subsidiary to keep, all necessary permits, approvals, certificates, licenses and other authorizations relating to environmental matters in effect and remain in compliance therewith except where the failure to comply would not, individually or in the aggregate, reasonably be expected to result in any liability of the Company or any Subsidiary in excess of $5,000,000; (d) handle, and cause each Subsidiary to handle, all Hazardous Materials in compliance with all applicable Environmental Laws except where the failure to so handle would not, individually or in the aggregate, reasonably be expected to result in any liability of the Company or any Subsidiary in excess of $5,000,000; and (e) not, and not permit any Subsidiary to, commence the unlawful disposal of any Hazardous Material into or onto any real property owned, operated or leased by the Company or any Subsidiary nor allow any material Lien imposed pursuant to any Environmental Law to attach to any such real property.  For purposes of this Section 10.19.1, with respect to any facility or property having multiple lessees, only that portion which is leased by the Company or any Subsidiary shall be considered a facility or property leased by the Company or such Subsidiary.

10.19.2  Environmental Information.  Promptly notify the Bank of the receipt by the Company or any Subsidiary of any written claim, demand, proceeding, action or notice of liability by any Person arising out of or relating to the Release or threatened Release of any Hazardous Material, except for any release or threatened release with respect to which the maximum liability of the Company and its Subsidiaries is reasonably expected to be less than $5,000,000; and promptly notify the Bank of any Release, threatened Release or disposal of any Hazardous Material reported to any governmental regulatory authority at any real property owned, operated or leased by the Company or any Subsidiary, except for any release, threat of release or disposal with respect to which the maximum liability of the Company and its Subsidiaries is reasonably expected to be less than $5,000,000.

10.20  Unconditional Purchase Obligations.  Not, and not permit any Subsidiary to, enter into or be a party to any contract for the purchase of materials, supplies or other property or services, if such contract requires that payment be made by it regardless of whether or not delivery is ever made of such materials, supplies or other property or services; provided that the Company or any Subsidiary may enter into any such contract so long as (i) the aggregate amount of all payments to be made under such contract does not exceed $2,000,000 and (ii) the aggregate amount of all payments to be made under all such contracts in any Fiscal Year by the Company and its Subsidiaries does not exceed $5,000,000.

10.21  Inconsistent Agreements.  Not, and not permit any Subsidiary to, enter into any material agreement containing any provision which (a) would be violated or breached by any borrowing, or the obtaining of any Letter of Credit, by the Company hereunder or by the performance by the Company or any Subsidiary of any of its obligations hereunder or under any other Loan Document, (b) would prohibit the Company or any Subsidiary (other an Excluded Subsidiary) from granting to the Collateral Agent, for the benefit of the Banks and certain other parties, a Lien on any of its assets (other than (i) the Note Purchase Agreement and (ii) customary negative pledge provisions arising in connection with Liens permitted by Section 10.8(c), (d), (h) and (j) that apply only to the specific property subject to any such Lien and the proceeds thereof) or (c) would prevent any Subsidiary from paying cash dividends, or making other cash distributions, to its parent.

10.22  Excluded Subsidiaries.  Not permit all Excluded Subsidiaries to own at any time more than 2.5% of the consolidated total assets of the Company and its Subsidiaries, to have more than 2.5% of the consolidated revenues of the Company and its Subsidiaries in any Fiscal Quarter or to be liable for more than 2.5% of the consolidated liabilities of the Company and its Subsidiaries.  For purposes of the foregoing, all intercompany assets, revenues and liabilities that would be properly eliminated in consolidation shall be deemed to be zero.

SECTION 11  EFFECTIVENESS; CONDITIONS OF LENDING, ETC.

11.1  Effectiveness.  This Agreement shall become effective and all Existing Letters of Credit shall be deemed to be Letters of Credit hereunder on the date (the “Effective Date”) on which (a) each of the conditions precedent specified in Section 11.2 shall have been satisfied and (b) the Administrative Agent shall have received (i) evidence that all principal, interest, fees and other amounts payable under the Existing Agreement have been paid in full by the Company (or will be paid in full upon the effectiveness hereof), (ii) for the account of each Bank, the upfront fee payable to such Bank (as previously agreed among the Company, the Arrangers and such Bank), (iii) all amounts which are then due and payable pursuant to Section 5 and (to the extent billed) Section 14.6 and (iv) all of the following, each duly executed and dated the Effective Date (or such earlier date as shall be satisfactory to the Administrative Agent), in form and substance satisfactory to the Administrative Agent, and each (except for the Notes, of which only the originals shall be signed) in sufficient number of signed counterparts to provide one for each Bank:

11.1.1  Notes.  The Notes.

11.1.2  Resolutions.  Certified copies of resolutions of the Board of Directors of the Company authorizing or ratifying the execution, delivery and performance by the Company of this Agreement, the Notes and the other Loan Documents to which the Company is a party.

11.1.3  Consents, etc.  Certified copies of all documents evidencing any necessary corporate action, consents and governmental approvals (if any) required for the execution, delivery and performance by the Company of the documents referred to in this Section 11.

11.1.4  Incumbency and Signature Certificates.  A certificate of the Secretary or an Assistant Secretary of the Company certifying the names of the officer or officers of the

Company authorized to sign the Loan Documents to which it is a party, together with a sample of the true signature of each such officer (it being understood that the Administrative Agent and each Bank may conclusively rely on such certificate until formally advised by a like certificate of any changes therein).

11.1.5  Confirmation.  A confirmation substantially in the form of Exhibit I signed by the Company and each Subsidiary.

11.1.6  Opinion of Counsel.  The opinion of Janis B. Salin, Vice President, General Counsel and Secretary of the Company, substantially in the form of Exhibit H.

11.1.7  Closing Certificate.  A certificate of the Chief Executive Officer, the President or any Vice President of the Company to the effect that (i) all representations and warranties of the Company and the Guarantors in this Agreement and the other Loan Documents are true and correct in all material respects on the Effective Date; and (ii) no Event of Default or Unmatured Event of Default exists or will result from the transactions contemplated to occur on the proposed Effective Date.

11.1.8  Other.  Such other documents as the Administrative Agent or any Bank may reasonably request.

11.2  Conditions.  The obligation (a) of each Bank to make each Loan and (b) of the Issuing Bank to issue each Letter of Credit is subject to the following further conditions precedent that:

11.2.1  Compliance with Warranties, No Default, etc.  Both before and after giving effect to any borrowing and the issuance of any Letter of Credit (but, if any Event of Default of the nature referred to in Section 12.1.2 shall have occurred with respect to any other Debt, without giving effect to the application, directly or indirectly, of the proceeds thereof) the following statements shall be true and correct:

(a)                                  the representations and warranties of the Company and the Guarantors set forth in this Agreement (excluding Sections 9.6, 9.8 and 9.15) and the other Loan Documents shall be true and correct in all material respects with the same effect as if then made (except to the extent stated to relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date);

(b)                                 except as disclosed by the Company to the Administrative Agent and the Banks pursuant to Section 9.6,

(i)                                     no litigation (including derivative actions), arbitration proceeding, labor controversy or governmental investigation or proceeding shall be pending or, to the knowledge of the Company, threatened against the Company or any Subsidiary which might reasonably be expected to have a Material Adverse Effect or which purports to affect the legality, validity or enforceability of this Agreement, the Notes or any other Loan Document; and

(ii)                                  no development shall have occurred in any litigation (including derivative actions), arbitration proceeding, labor controversy or governmental investigation or proceeding disclosed pursuant to Section 9.6 which might reasonably be expected to have a Material Adverse Effect; and

(c)                                  no Event of Default or Unmatured Event of Default shall have then occurred and be continuing, and neither the Company nor any Subsidiary shall be in violation of any law or governmental regulation or court order or decree where such violation or violations singly or in the aggregate might reasonably be expected to have a Material Adverse Effect.

11.2.2  Confirmatory Certificate.  If requested by the Administrative Agent or any Bank (acting through the Administrative Agent), the Administrative Agent shall have received (in sufficient counterparts to provide one to each Bank) a certificate dated the date of such requested Loan or Letter of Credit and signed by a duly authorized representative of the Company as to the matters set out in Section 11.2.1 (it being understood that each request by the Company for the making of a Loan or the issuance of a Letter of Credit shall be deemed to constitute a warranty by the Company that the conditions precedent set forth in Section 11.2.1 will be satisfied at the time of the making of such Loan or the issuance of such Letter of Credit), together with such other documents as the Administrative Agent or any Bank (acting through the Administrative Agent) may reasonably request in support thereof.

SECTION 12  EVENTS OF DEFAULT AND THEIR EFFECT.

12.1  Events of Default.  Each of the following shall constitute an Event of Default under this Agreement:

12.1.1  Non-Payment of the Loans, etc.  Default in the payment when due of the principal of any Loan; default and continuance thereof for five Business Days after notice from the Administrative Agent, in the payment when due of any reimbursement obligation with respect to any Letter of Credit; or default, and continuance thereof for five Business Days, in the payment when due of any interest, fee or other amount payable by the Company hereunder or under any other Loan Document.

12.1.2  Non-Payment of Other Debt.  Any default shall occur under the terms applicable to any Debt of the Company or any Subsidiary (other than an Excluded Subsidiary) in an aggregate amount (for all such Debt so affected) exceeding $5,000,000 and such default shall (a) consist of the failure to pay such Debt when due (subject to any applicable grace period), whether by acceleration or otherwise, or (b) accelerate the maturity of such Debt or permit the holder or holders thereof, or any trustee or agent for such holder or holders, to cause such Debt to become due and payable prior to its expressed maturity.

12.1.3  Other Material Obligations.  Default in the payment when due, or in the performance or observance of, any material obligation of, or material condition agreed to by, the Company or any Subsidiary (other than an Excluded Subsidiary) with respect to any purchase or lease of goods or services exceeding $5,000,000 (except only to the extent that the existence of any such default is being contested by the Company or such Subsidiary (other than an Excluded Subsidiary) in good faith and by appropriate proceedings and appropriate reserves have been made in respect of such default).

12.1.4  Bankruptcy, Insolvency, etc.  The Company or any Subsidiary (other than an Excluded Subsidiary) becomes insolvent or generally fails to pay, or admits in writing its inability or refusal to pay, debts as they become due; or the Company or any Subsidiary (other than an Excluded Subsidiary) applies for, consents to, or acquiesces in the appointment of a trustee, receiver or other custodian for the Company or such Subsidiary (other than an Excluded Subsidiary) or any property thereof, or makes a general assignment for the benefit of creditors; or, in the absence of such application, consent or acquiescence, a trustee, receiver or other custodian is appointed for the Company or any Subsidiary (other than an Excluded Subsidiary) or for a substantial part of the property of any thereof and is not discharged within 60 days; or any bankruptcy, reorganization, debt arrangement, or other case or proceeding under any bankruptcy or insolvency law, or any dissolution or liquidation proceeding (except the voluntary dissolution, not under any bankruptcy or insolvency law, of a Subsidiary (other than an Excluded Subsidiary), is commenced in respect of the Company or any Subsidiary (other than an Excluded Subsidiary), and if such case or proceeding is not commenced by the Company or such Subsidiary (other than an Excluded Subsidiary), it is consented to or acquiesced in by the Company or such Subsidiary (other than an Excluded Subsidiary), or remains for 60 days undismissed; or the Company or any Subsidiary (other than an Excluded Subsidiary) takes any corporate action to authorize, or in furtherance of, any of the foregoing.

12.1.5  Non-Compliance with Provisions of This Agreement.  (a) Failure by the Company to comply with or to perform any covenant set forth in Sections 10.5 through 10.21; or (b) failure by the Company to comply with or to perform any other provision of this Agreement (and not constituting an Event of Default under any of the other provisions of this Section 12) and continuance of such failure for 30 days after written notice thereof to the Company from the Administrative Agent or any Bank.

12.1.6  Warranties.  Any warranty made by the Company or any Subsidiary in any Loan Document is breached or is false or misleading in any material respect, or any schedule, certificate, financial statement, report, notice or other writing furnished by the Company or any Subsidiary to the Bank to the Administrative Agent or any Bank in connection herewith is false or misleading in any material respect on the date as of which the facts therein set forth are stated or certified.

12.1.7  Pension Plans.  (i) Institution of any steps by the Company or any other Person to terminate a Pension Plan if as a result of such termination the Company could be required to make a contribution to such Pension Plan, or could incur a liability or obligation to such Pension

Plan, in excess of $5,000,000; or (ii) a contribution failure occurs with respect to any Pension Plan sufficient to give rise to a Lien under section 302(f) of ERISA.

12.1.8  Judgments.  Final judgments which exceed an aggregate of $5,000,000 (excluding any portion thereof that is covered by insurance so long as the insurer has not denied coverage) shall be rendered against the Company or any Subsidiary (other than an Excluded Subsidiary) and shall not have been paid, discharged or vacated or had execution thereof stayed pending appeal within 30 days after entry or filing of such judgments.

12.1.9  Change in Control.  Any Change in Control shall occur.

12.1.10  Invalidity of Guaranty, etc.  The Guaranty shall cease to be in full force and effect with respect to any Guarantor (other than as a result of a transaction permitted hereunder), any Guarantor shall fail (subject to any applicable grace period) to comply with or to perform any applicable provision of the Guaranty to which such Guarantor is a party, or any Guarantor (or any Person by, through or on behalf of such Guarantor) shall contest in any manner the validity, binding nature or enforceability of the Guaranty to which such Guarantor is a party.

12.1.11  Invalidity of Collateral Documents, etc.  Any Collateral Document shall cease to be in full force and effect with respect to the Company or any applicable Guarantor (other than by reason of any action or inaction of the Collateral Agent), the Company or any Guarantor shall fail (subject to any applicable grace period) to comply with or to perform any applicable provision of any Collateral Document to which such Person is a party, or the Company or any Guarantor (or any Person by, through or on behalf of the Company or such Guarantor) shall contest in any manner the validity, binding nature or enforceability of any Collateral Document.

12.2  Effect of Event of Default.  If any Event of Default described in Section 12.1.4 shall occur, the Commitments (if they have not theretofore terminated) shall immediately terminate and the Notes and all other obligations hereunder shall become immediately due and payable and the Company shall become immediately obligated to Cash Collateralize in full all contingent obligations with respect to Letters of Credit, all without presentment, demand, protest or notice of any kind; and, if any other Event of Default shall occur and be continuing, the Administrative Agent (upon written request of the Required Banks) shall declare the Commitments (if they have not theretofore terminated) to be terminated and/or declare all Notes and all other obligations hereunder to be due and payable and/or demand that the Company immediately Cash Collateralize in full all contingent obligations with respect to Letters of Credit, whereupon the Commitments (if they have not theretofore terminated) shall immediately terminate and/or all Notes and all other obligations hereunder shall become immediately due and payable and/or the Company shall immediately become obligated to deliver to Cash Collateralize in full all contingent obligations with respect to Letters of Credit, all without presentment, demand, protest or notice of any kind.  The Administrative Agent shall promptly advise the Company of any such declaration, but failure to do so shall not impair the effect of such declaration.  Notwithstanding the foregoing, the effect as an Event of Default of any event described in Section 12.1.1 or Section 12.1.4 may be waived by the written concurrence of all of the Banks, and the effect as an Event of Default of any other event described in this Section 12 may (subject to Section 14.1) be waived by the written concurrence of the Required Banks.  After the expiration or termination of all Letters of Credit, any remaining Cash Collateral shall be applied by the Administrative Agent to any remaining obligations hereunder and any excess shall be delivered to the Company or as a court of competent jurisdiction may elect.

SECTION 13  THE ADMINISTRATIVE AGENT.

13.1  Appointment and Authorization.  (a)  Each Bank hereby irrevocably (subject to Section 13.6) appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Article are solely for the benefit of the Administrative Agent, the Banks and the Issuing Bank and neither the Company nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.

(b)  The Issuing Bank shall act on behalf of the Banks with respect to all Letters of Credit issued by it and the documents associated therewith.  The Issuing Bank shall have all of the benefits and immunities (i) provided to the Administrative Agent in this Section 13 with respect to any act taken or omission made by the Issuing Bank in connection with Letters of Credit issued by it or proposed to be issued by it and the applications and agreements for letters of credit pertaining to such Letters of Credit as fully as if the term “Administrative Agent”, as used in this Section 13, included the Issuing Bank with respect to such act or omission and (ii) as additionally provided in this Agreement with respect to the Issuing Bank.

(c)                                  The Swing Line Bank shall act on behalf of the Banks with respect to all Swing Line Loans and the documents associated therewith.  The Swing Line Bank shall have all of the benefits and immunities (i) provided to the Administrative Agent in this Section 13 with respect to any act taken or omission made by the Swing Line Bank in connection with the Swing Line Loans made or proposes to be made hereunder as fully as if the term “Administrative Agent”, as used in this Section 13, included the Swing Line Bank with respect to such act or omission and (ii) as additionally provided in this Agreement with respect to the Swing Line Bank.

13.2  Rights as a Bank.  The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Bank as any other Bank and may exercise the same as though it were not the Administrative Agent and the term “Bank” or “Banks” shall, unless otherwise expressly indicated or the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Company or any Subsidiary or other Affiliate of the Company as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Banks.

13.3  Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents.  Without limiting the generality of the foregoing, the Administrative Agent:

(a)                                  shall not be subject to any fiduciary or other implied duties, regardless of whether an Event of Default or Unmatured Event of Default has occurred and is continuing;

(b)                                 shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Banks (or such other number or percentage of the Banks as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and

(c)                                  shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Company or any of its Affiliates that is communicated to or obtained by it or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Banks (or such other number or percentage of the Banks as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Event of Default or Unmatured Event of Default unless and until notice describing such Default is given to the Administrative Agent by the Company or a Bank.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Event of Default or Unmatured Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

13.4  Reliance by Administrative Agent.  The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Bank or the Issuing Bank, the Administrative Agent may presume that such condition is satisfactory to such Bank or the Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Bank or the Issuing Bank prior to the making of such Loan or the issuance of such Letter of Credit.  The Administrative Agent may consult with legal counsel (who may be counsel for the Company), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

13.5  Delegation of Duties.  The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective affiliates.  The exculpatory provisions of this Section 13 shall apply to any such sub-agent and to any affiliate of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

13.6  Resignation of Administrative Agent.  The Administrative Agent may at any time give notice of its resignation to the Banks and the Company.  Upon receipt of any such notice of resignation, the Required Banks shall have the right, in consultation with the Company, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States.  If no such successor shall have been so appointed by the Required Banks and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Banks, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Company and the Banks that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (b) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Bank directly until such time as the Required Banks appoint a successor Administrative Agent as provided for above in this Section.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder and under the other Loan Documents (if not already discharged therefrom as provided above in this Section).  The fees payable by the Company to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Company and such successor.  After the retiring Administrative Agent’s resignation hereunder and under the other

Loan Documents, the provisions of this Section 13 and Section 14.6 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and its affiliates in respect of any action taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Any resignation by Bank of America as Administrative Agent pursuant to this Section 13.6 shall also constitute its resignation as Issuing Bank and Swing Line Bank.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Bank and Swing Line Bank, (b) the retiring Issuing Bank and Swing Line Bank shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor Issuing Bank shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring Issuing Bank to effectively assume the obligations of the retiring Issuing Bank with respect to such Letters of Credit.

13.7  Non-Reliance on Administrative Agent and other Banks.  Each Bank acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Bank or any affiliate of any of the foregoing and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Bank or any of their respective affiliates and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

13.8  No Other Duties. Anything to the contrary notwithstanding, no Person listed on the cover page hereof or elsewhere herein as an Arranger, the Syndication Agent or the Documentation Agent shall have any rights, powers, duties or responsibilities under this Agreement or any other Loan Document, except, if applicable, in its capacity as a Bank.

13.9  Administrative Agent may File Proofs of Claims.  In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether (i) the principal of any Loan or any other amount shall then be due and payable hereunder and (ii) the Administrative Agent shall have made any demand on the Company or any other Loan Party) shall be entitled and empowered, by intervention in such proceeding or otherwise: (a) to file and prove a claim for the whole amount of the principal of and interest on the Loans, all reimbursement obligations arising under Letters of Credit and all other amounts that are payable by the Company or any other Loan Party hereunder or in connection herewith; (b) to file such other documents as may be necessary or advisable in order to have the claims of the Banks and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Banks and the Administrative Agent and their respective agents and counsel) allowed in such proceeding; and (c) to collect and receive any monies or other property payable or deliverable on any such claim and to distribute the same.  Any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Bank to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Banks, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under this Agreement or any other Loan Document.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Bank any plan of reorganization, arrangement, adjustment or composition affecting the amounts payable to or the rights of any Bank or to authorize the Administrative Agent to vote in respect of the claim of any Bank in any such proceeding.

13.10  Withholding Tax.

(a)                                  If any Bank is a “foreign corporation, partnership or trust” within the meaning of the Code and such Bank claims exemption from, or a reduction of, U.S. withholding tax under Sections 1441 or 1442 of the Code, such Bank agrees to deliver to the Administrative Agent:

(i)                                     if such Bank claims an exemption from, or a reduction of, withholding tax under a United States tax treaty, properly completed Internal Revenue Service (“IRS”) Form W-8BEN before the payment of any interest in the first calendar year and before the payment of any interest in each third succeeding calendar year during which interest may be paid under this Agreement;

(ii)                                  if such Bank claims that interest paid under this Agreement is exempt from United States withholding tax because it is effectively connected with a United States trade or business of such Bank, two properly completed and executed copies of IRS Form W-8ECI before the payment of any interest is due in the first taxable year of such Bank and in each succeeding taxable year of such Bank during which interest may be paid under this Agreement, and IRS Form W-9; and

(iii)                               such other form or forms as may be required under the Code or other laws of the United States as a condition to exemption from, or reduction of, United States withholding tax.

Such Bank agrees to promptly notify the Administrative Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction.

(b)                                 If any Bank claims exemption from, or reduction of, withholding tax under a United States tax treaty by providing IRS Form W-8BEN and such Bank sells, assigns, grants a participation in, or otherwise transfers all or part of the obligations of the

Company to such Bank, such Bank agrees to notify the Administrative Agent of the percentage amount in which it is no longer the beneficial owner of such obligations of the Company hereunder.  To the extent of such percentage amount, the Administrative Agent will treat such Bank’s IRS Form W-8BEN as no longer valid.

(c)                                  If any Bank claiming exemption from United States withholding tax by filing IRS Form W-8ECI with the Administrative Agent sells, assigns, grants a participation in, or otherwise transfers all or part of the obligations of the Company to such Bank hereunder, such Bank agrees to undertake sole responsibility for complying with the withholding tax requirements imposed by Sections 1441 and 1442 of the Code.

(d)                                 If any Bank is entitled to a reduction in the applicable withholding tax, the Administrative Agent may withhold from any interest payment to such Bank an amount equivalent to the applicable withholding tax after taking into account such reduction.  If the forms or other documentation required by subsection (a) of this Section are not delivered to the Administrative Agent, then the Administrative Agent may withhold from any interest payment to such Bank not providing such forms or other documentation an amount equivalent to the applicable withholding tax.

(e)                                  If the IRS or any other governmental authority of the United States or any other jurisdiction asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Bank (because the appropriate form was not delivered or was not properly executed, or because such Bank failed to notify the Administrative Agent of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason) such Bank shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax or otherwise, including penalties and interest, and including any taxes imposed by any jurisdiction on the amounts payable to the Administrative Agent under this Section, together with all costs and expenses (including reasonable fees of attorneys for the Administrative Agent (including the allocable costs of internal legal services and all disbursements of internal counsel)).

13.11  Non-Receipt of Funds by the Administrative Agent.  Unless the Company or Bank, as the case may be, notifies the Administrative Agent prior to the date on which it is scheduled to make payment to the Administrative Agent of (a) in the case of a Bank, the proceeds of a Loan or (b) in the case of the Company, principal, interest, fees or any other amount payable by the Company to the Administrative Agent for the account of the Banks, that it does not intend to make such payment, the Administrative Agent may assume that such payment has been made.  The Administrative Agent may, but shall not be obligated to, make the amount of such payment available to the intended recipient in reliance upon such assumption.  If a Bank or the Company, as the case may be, has not in fact made such payment to the Administrative Agent, the recipient of such payment shall, on demand by the Administrative Agent, repay to the Administrative Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Administrative Agent until the date the Administrative Agent recovers such amount at a rate per annum equal to (i) in the case of payment by a Bank, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation; and (ii) in case of a payment by the Company, the interest rate applicable to the relevant obligation (or, if no interest rate is stated to be applicable to such obligation, the rate per annum then applicable to Base Rate Loans).  A notice of the Administrative Agent to the Company or any Bank with respect to any amount owing pursuant to this Section 13.11 shall be conclusive absent manifest error.

13.12  Collateral Matters.  The Banks irrevocably authorize the Administrative Agent, at its option and in its discretion, (a) to release any Lien on any property granted to or held by the Administrative Agent under any Collateral Document (i) upon termination of the Commitments and payment in full of all Loans and all other obligations of the Company hereunder and the expiration or termination of all Letters of Credit; (ii) that is sold or to be sold or disposed of as part of or in connection with any disposition permitted hereunder; or (iii) subject to Section 14.1, if approved, authorized or ratified in writing by the Required Banks; (b) to subordinate any Lien on any property granted to or held by the Administrative Agent under any Collateral Document to the holder of any Lien on such property that is permitted by subsection 10.8(d); and (c) to release any Subsidiary from its obligations under the Guaranty if such entity ceases to be a Subsidiary as a result of a transaction permitted hereunder. Upon request by the Administrative Agent at any time, the Required Banks will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Subsidiary from its obligations under the Guaranty, pursuant to this Section 13.12.

SECTION 14  GENERAL.

14.1  Waiver; Amendments.  No delay on the part of the Administrative Agent or any Bank in the exercise of any right, power or remedy shall operate as a waiver thereof, nor shall any single or partial exercise by any of them of any right, power or remedy preclude other or further exercise thereof, or the exercise of any other right, power or remedy.  No amendment, modification or waiver of, or consent with respect to, any provision of this Agreement or the Notes shall in any event be effective unless the same shall be in writing and signed and delivered by Banks having an aggregate Percentage of not less than the aggregate Percentage expressly designated herein with respect thereto or, in the absence of such designation as to any provision of this Agreement or the Notes, by the Required Banks, and then any such amendment, modification, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.  No amendment, modification, waiver or consent shall change the Percentage of any Bank without the consent of such Bank. No amendment, modification, waiver or consent shall extend or increase the amount of the Commitment of any Bank without the consent of such Bank.  No amendment, modification, waiver or consent shall (i) extend the date for payment of any principal of or interest on the Loans or any fees payable hereunder, (ii) reduce the principal amount of any Loan, the rate of interest thereon or any fees payable hereunder, (iii) release any Guarantor from such Guarantor’s obligations under the applicable Guaranty or all or substantially all of the collateral granted under the Collateral Documents or (iv) reduce the aggregate Percentage required to effect an amendment, modification, waiver or consent without, in each case, the consent of all Banks.  No provisions of Section 13 or other provision of this Agreement affecting the Administrative Agent in its capacity as such shall be amended, modified or waived without the consent of the Administrative Agent.  No provision of this Agreement relating to the rights or duties of the Issuing Bank in its capacity as such shall be amended, modified or waived without the consent of the Issuing Bank.

14.2  Confirmations.  The Company and each Bank agree from time to time, upon written request received by it from the other, to confirm to the other in writing (with a copy of each such confirmation to the Administrative Agent) the aggregate unpaid principal amount of the Loans held by such Bank.

14.3  Notices.  (a)  Except as otherwise provided in Sections 2.2.2, 2.2.3 and 2.4.1 and clause (b) below, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by electronic mail or facsimile as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)             If to the Company, the Administrative Agent, the Issuing Bank or the Swing Line Bank, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 14.3;

(ii)          If to any Bank, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received or delivery is refused; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, such notices shall be deemed to have been given at the opening of business on the next business day for the recipient).  Notices delivered through electronic communications, to the extent permitted in clause (b) below, shall be effective as provided in such clause (b).

(b)  Notices and other communications to the Banks (other than the Issuing Bank and the Swing Line Bank, except as set forth below) may be delivered by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Bank pursuant to Section 2 or 6 if such Bank has notified the Administrative Agent that it is incapable of receiving notices under such Sections by electronic communication.  The Administrative Agent, the Issuing Bank, the Swing Line Bank or the Company may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address.

(c)  Each of the Company, the Administrative Agent, the Issuing Bank and the Swing Line Bank may change its address, facsimile number, telephone number or electronic mail address for notices and other communications hereunder by notice to the other parties hereto.  Each other Bank may change its address, facsimile number, telephone number or electronic mail address for notices and other communications hereunder by notice to the Company, the Administrative Agent, the Issuing Bank and the Swing Line Bank.

(d)  The Administrative Agent, the Issuing Bank, the Swing Line Bank and the other Banks shall be entitled to rely and act upon any notice (including any telephonic notice pursuant to Section 2.2.2, 2.2.3 and 2.4.1) purportedly given by or on behalf of the Company even if (i) such notice was not made in a manner specified herein, was incomplete or was not preceded or followed by any other form of notice specified herein or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.  The Company shall indemnify the Administrative Agent, the Issuing Bank, the Swing Line Bank, each other Bank and their respective affiliates for all losses, costs, expenses and liabilities resulting from the reliance by such Person on any notice purportedly given by or on behalf of the Company.  All telephonic notices to and other telephonic communications with the Administrative Agent, the Issuing Bank and/or the Swing Line Bank may be recorded by such Person, and each of the parties hereto hereby consents to such recording.

(e)  Without limiting the foregoing provisions of this Section 14.3, any document required to be delivered by the Company hereunder that is included in materials filed or to be filed by the Company with the SEC may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Company posts such document or provides a link thereto on the Company’s website on the Internet at the website address listed on Schedule 14.3; or (ii) on which such documents are posted on the Company’s behalf on an Internet or intranet website to which each Bank and the Administrative Agent have access (whether a commercial, third-party website or sponsored by the Administrative Agent); provided that: (i) the Company shall deliver paper copies of all documents to the Administrative Agent or any Bank if such Person requests the Company to deliver such paper copies and (ii) the Company shall notify the Administrative Agent and each Bank (by facsimile or electronic mail) of the posting of any such document and provide to the Administrative Agent by electronic mail an electronic version (i.e., a soft copy) of such document.  Notwithstanding anything contained herein, in every instance the Company shall be required to provide a paper copy of each compliance certificates required by Section 10.1.3 to the Administrative Agent.  Except for such compliance certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Company with any such request for delivery, and each Bank shall be solely responsible for requesting delivery to it or maintaining its copies of such.

14.4  Computations.  Where the character or amount of any asset or liability or item of income or expense is required to be determined, or any consolidation or other accounting computation is required to be made, for the purpose of this Agreement, such determination or calculation shall, to the extent applicable and except as otherwise specified in this Agreement, be made in accordance with GAAP, consistently applied; provided that if the Company notifies the Administrative Agent that the Company wishes to amend any covenant in Section 10 to eliminate or to take into account the effect of any change in GAAP on the operation of such covenant (or if the Administrative Agent notifies the Company that the Required Banks wish to amend Section 10 for such purpose), then the Company’s compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Company and the Required Banks.

14.5  Regulation U.  Each Bank represents that it in good faith is not relying, either directly or indirectly, upon any Margin Stock as collateral security for the extension or maintenance by it of any credit provided for in this Agreement.

14.6  Expenses; Indemnity; Damage Waiver.

14.6.1  Expenses.  The Company agrees to pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendment, modification or waiver of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable out-of-pocket expenses incurred by the Administrative Agent and each any Bank (including the reasonable fees, charges and disbursements of any internal or external counsel for the Administrative Agent or any Bank) in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such reasonable out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

14.6.2  Indemnification by the Company.  The Company agrees to indemnify the Administrative Agent (and any sub-agent thereof), each Bank and each of their respective Affiliates, and the officers, directors, employees, partners, agents and advisors of the foregoing (each such Person, an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all losses (excluding lost profits), claims, damages, liabilities and related expenses (including the reasonable fees and charges of any internal or external counsel for any Indemnitee, but limited to one external counsel at any time for any Indemnitee) incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Company or any other Loan Party arising out of, in connection with or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Company or any Subsidiary, or any Environmental Claim related in any way to the Company or any Subsidiary or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party, the Company or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Company or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Company or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

14.6.3  Reimbursement by Banks.  To the extent that the Company for any reason fails to indefeasibly pay any amount required under Section 14.6.1 or 14.6.2 to be paid by it to the Administrative Agent (or any sub-agent thereof) or the Issuing Bank or any of their respective Affiliates, or any officer, director, employee, partner, agent or advisor of any of the foregoing (each such Person, an “Agent-Related Person”), each Bank severally agrees to pay to such Agent-Related Person such Bank’s Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent or the Issuing Bank in its capacity as such, or against any other Agent-Related Person acting for the Administrative Agent (or any such sub-agent) or the Issuing Bank in connection with such capacity.

14.6.4  Waiver of Consequential Damages, etc.  To the fullest extent permitted by applicable law, the Company agrees (on behalf of itself and each other Loan Party) that it will not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential, exemplary or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, any Loan or Letter of Credit or the use of the proceeds thereof or any transaction contemplated hereby or by any other Loan

Document.  No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or any other Loan Documents or the transactions contemplated hereby or thereby.

14.6.5  Payments.  All amounts payable under this Section 14.6 shall be due not later than ten Business Days after written demand therefor.

14.7  Subsidiary References.  The provisions of this Agreement relating to Subsidiaries shall apply only during such times as the Company has one or more Subsidiaries.

14.8  Captions.  Section captions used in this Agreement are for convenience only and shall not affect the construction of this Agreement.

14.9  Assignments; Participations.

14.9.1  Assignments.  Any Bank may, with the prior written consents of the Company (so long as no Event of Default or Unmatured Event of Default exists) and the Administrative Agent (which consents shall not be unreasonably delayed or withheld and shall not be required in the case of an assignment by a Bank to one of its affiliates or to another existing Bank), at any time assign and delegate to one or more commercial banks or other Persons (any Person to whom such an assignment and delegation is to be made being herein called an “Assignee”), all or any fraction of such Bank’s Loans and Commitment (which assignment and delegation shall be of a constant, and not a varying, percentage of all the assigning Bank’s Loans and Commitment) in a minimum aggregate amount equal to the lesser of (i) the amount of the assigning Bank’s remaining Commitment and (ii) $5,000,000; provided that (a) no assignment and delegation may be made to any Person if, at the time of such assignment and delegation, the Company would be obligated to pay any greater amount under Section 7.6 or Section 8 to the Assignee than the Company is then obligated to pay to the assigning Bank under such Sections (and if any assignment is made in violation of the foregoing, the Company will not be required to pay the incremental amounts) and (b) the Company and the Administrative Agent shall be entitled to continue to deal solely and directly with such Bank in connection with the interests so assigned and delegated to an Assignee until the date when all of the following conditions shall have been met:

(x)                         five Business Days (or such lesser period of time as the Administrative Agent and the assigning Bank shall agree) shall have passed after written notice of such assignment and delegation, together with payment instructions, addresses and related information with respect to such Assignee, shall have been given to the Company and the Administrative Agent by such assigning Bank and the Assignee;

(y)                       the assigning Bank and the Assignee shall have executed and delivered to the Company and the Administrative Agent an assignment agreement substantially in the form of Exhibit H (an “Assignment Agreement”), together with any documents required to be delivered thereunder, which Assignment Agreement shall have been consented to by the Company and the Administrative Agent (to the extent applicable) and accepted by the Administrative Agent; and

(z)                         the assigning Bank or the Assignee shall have paid the Administrative Agent a processing fee of $3,500. From and after the date on which the conditions described above have been met, (x) such Assignee shall be deemed automatically to have become a party hereto and, to the extent that rights and obligations hereunder have been assigned and delegated to such Assignee pursuant to such Assignment Agreement, shall have the rights and obligations of a Bank hereunder, and (y) the assigning Bank, to the extent that rights and obligations hereunder have been assigned and delegated by it pursuant to such Assignment Agreement, shall be released from its obligations hereunder.  If the Assignee was not previously a party hereto, then within five Business Days after effectiveness of any Assignment Agreement, the Company shall execute and deliver to the Administrative Agent (for delivery to the Assignee) a new Note in favor of the Assignee.  Any attempted assignment and delegation not made in accordance with this Section 14.9.1 shall be null and void.

Notwithstanding the foregoing provisions of this Section 14.9.1 or any other provision of this Agreement, any Bank may at any time assign all or any portion of its Loans and its Note to a Federal Reserve Bank (but no such assignment shall release any Bank from any of its obligations hereunder).

14.9.2  Participations.  Any Bank may at any time sell to one or more commercial banks or other Persons participating interests in any Loan owing to such Bank, the Note held by such Bank, the Commitment of such Bank, the direct or participation interest of such Bank in any Letter of Credit or any other interest of such Bank hereunder (any Person purchasing any such participating interest being herein called a “Participant”); provided that any Bank selling any such participating interest shall give notice thereof to the Company.  In the event of a sale by a Bank of a participating interest to a Participant, (x) such Bank shall remain the holder of its Note for all purposes of this Agreement, (y) the Company and the Administrative Agent shall continue to deal solely and directly with such Bank in connection with such Bank’s rights and obligations hereunder and (z) all amounts payable by the Company shall be determined as if such Bank had not sold such participation and shall be paid directly to such Bank.  No Participant shall have any direct or indirect voting rights hereunder except with respect to any of the events (excluding the events described in clause (iv) thereof) described in the fifth sentence of Section 14.1.  Each Bank agrees to incorporate the requirements of the preceding sentence into each participation agreement which such Bank enters into with any Participant.  The Company agrees that if amounts outstanding under this Agreement and the Notes are due and payable (as a result of acceleration or otherwise), each Participant shall be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement, any Note and with respect to any Letter of Credit to the same extent as if the amount of its participating interest were owing directly to it as a Bank under this Agreement or such Note; provided that such right of setoff shall be subject to the obligation of each Participant to share with the Banks, and the Banks agree to share with each Participant, as provided in Section 7.5.  The Company also agrees that each Participant shall be entitled to the benefits of Section 7.6 and Section 8 as if it were a Bank

(provided that no Participant shall receive any greater compensation pursuant to Section 7.6 or Section 8 than would have been paid to the participating Bank if no participation had been sold).

14.10  Governing Law.  This Agreement and each Note shall be a contract made under and governed by the internal laws of the State of Illinois.  Whenever possible each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.  All obligations of the Company and rights of the Administrative Agent and the Banks expressed herein or in any other Loan Document shall be in addition to and not in limitation of those provided by applicable law.

14.11  Counterparts.  This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Agreement.

14.12  Successors and Assigns.  This Agreement shall be binding upon the Company, the Banks and the Administrative Agent and their respective successors and assigns, and shall inure to the benefit of the Company, the Banks and the Administrative Agent and the successors and assigns of the Banks and the Administrative Agent.

14.13  Survival of Certain Provisions.  All obligations provided for in Section 8.8, 13.10 and 14.6 shall survive repayment of the Loans, cancellation of the Notes, cancellation or expiration of the Letters of Credit, any foreclosure under, or any modification, release or discharge of, any of the Collateral Documents and any termination of this Agreement.

14.14  Forum Selection and Consent to Jurisdiction.  ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, SHALL BE BROUGHT AND MAINTAINED EXCLUSIVELY IN THE COURTS OF THE STATE OF ILLINOIS OR IN THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF ILLINOIS; PROVIDED, HOWEVER, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT THE ADMINISTRATIVE AGENT’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND.  THE COMPANY HEREBY EXPRESSLY AND IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE COURTS OF THE STATE OF ILLINOIS AND OF THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF ILLINOIS FOR THE PURPOSE OF ANY SUCH LITIGATION AS SET FORTH ABOVE.  THE COMPANY FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS BY REGISTERED MAIL, POSTAGE PREPAID, OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF ILLINOIS.  THE COMPANY HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY

OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.  TO THE EXTENT THAT THE COMPANY HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, THE COMPANY HEREBY IRREVOCABLY WAIVES SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

14.15  Waiver of Jury Trial.  EACH OF THE COMPANY, THE ADMINISTRATIVE AGENT AND EACH BANK HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT, ANY NOTE, ANY OTHER LOAN DOCUMENT AND ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR THEREWITH OR ARISING FROM ANY BANKING RELATIONSHIP EXISTING IN CONNECTION WITH ANY OF THE FOREGOING, AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

Delivered at Chicago, Illinois, as of the day and year first above written.

TETRA TECH, INC.

By:	/s/ DAVID W. KING
Title:	Executive Vice President and Chief Financial Officer

BANK OF AMERICA, N.A., as Administrative Agent

By:	/s/ PAUL FOLINO
Title:	Assistant Vice President

BANK OF AMERICA, N.A., as Swing Line Bank and as a Bank

By:	/s/ JENNIFER L. GERDES
Title:	Senior Vice President

U.S. BANK NATIONAL ASSOCIATION, as Documentation Agent and as a Bank

By:	/s/ JANICE T. THEDE
Title:	Vice President

WELLS FARGO BANK, N.A. as Syndication Agent and as a Bank

By:	/s/ ROBERT LOUK
Title:	Vice President

S-1

HARRIS TRUST AND SAVINGS BANK, as a Bank

By:	/s/ SHAHROKH SHAH
Title:	Managing Director

LASALLE BANK, N.A., as a Bank

By:	/s/ STEVE TREPICCIONE
Title:	First Vice President

UNION BANK OF CALIFORNIA., as a Bank

By:	/s/ PETER THOMPSON
Title:	Vice President

NORTHERN TRUST, as a Bank

By:	/s/ JOHN E. BURDA
Title:	Vice President

S-2

SCHEDULE 1.1

PRICING SCHEDULE

The Base Rate Margin, the Eurodollar Margin, the LC Fee Rate and the Facility Fee Rate, respectively, shall be determined in accordance with the table below and the other provisions of this Schedule 1.1.

	Level I	Level II	Level III	Level IV
Eurodollar Margin	0.400%	0.625%	0.825%	1.000%
Base Rate Margin	0.000%	0.000%	0.250%	0.500%
LC Fee Rate	0.400%	0.625%	0.825%	1.000%
Facility Fee Rate	0.225%	0.250%	0.300%	0.375%

Level I applies when the Adjusted Leverage Ratio is less than 1.25 to 1.

Level II applies when the Adjusted Leverage Ratio is equal to or greater than 1.25 to 1 but less than 1.75 to 1.

Level III applies when the Adjusted Leverage Ratio is equal to or greater than 1.75 to 1 but less than 2.25 to 1.

Level IV applies when the Adjusted Leverage Ratio is equal to or greater than 2.25 to 1.

Initially, the Eurodollar Margin, the Base Rate Margin, the LC Fee Rate and the Facility Fee Rate shall be based on Level II.  Each of the foregoing shall be adjusted, to the extent applicable, on each date on which financial statements are required to be delivered pursuant to Section 10.1.1 or 10.1.2 based on the Adjusted Leverage Ratio as of the last day of the period covered by such financial statements; provided that if the Company fails to deliver the financial statements required by Section 10.1.1 or 10.1.2, as applicable, and the Compliance Certificate required by Section 10.1.3 by the due date therefor, then Level IV shall apply from such date until such financial statements and Compliance Certificate are delivered.

Schedule 1.1

SCHEDULE 2.1

BANKS AND PERCENTAGES

Bank	Amount of Commitment	Percentage

Bank of America, N.A.	$50,000,000	21%
Harris Trust and Savings Bank	$50,000,000	21%
Wells Fargo Bank, N.A.	$40,000,000	17%
U.S. Bank National Association	$30,000,000	13%
Lasalle Bank, National Association	$25,000,000	11%
Union Bank of California	$25,000,000	11%
Northern Trust	$15,000,000	6%

TOTALS	$235,000,000	100%

Schedule 2.1

SCHEDULE 9.6

LITIGATION AND CONTINGENT LIABILITIES

-NONE-

Schedule 9.6

SCHEDULE 9.8

SUBSIDIARIES

Subsidiaries Not Excluded	Excluded Subsidiaries*
GeoTrans, Inc.	America’s Schoolhouse Consulting Services, Inc.
Tetra Tech EM Inc.	Chen Northern, Inc.
KCM, Inc.	Contract Operations - 2, Inc.
SCM Consultants, Inc.	Foster Wheeler Environmental Corporation
Whalen & Company, Inc.	Kansas City Testing Laboratory, Inc.
Tetra Tech NUS, Inc.	KCM International, Inc.
MFG, Inc.	LAL Corporation
Tetra Tech Canada Ltd.	Nebraska Testing Corporation
Tetra Tech Construction Services, Inc.	River Corridor Closure, LLC
Cosentini Associates, Inc.	SCM Architecture and Planning PC
Evergreen Utility Contractors, Inc.	SCM Staff Placement Specialists, Inc.
eXpert Wireless Solutions, Inc.	SulTech
FHC, Inc.	Tetra Tech Caribe, Inc.
Rizzo Associates, Inc.	Tetra Tech Consulting & Remediation, Inc.
Tetra Tech RMC, Inc.	Tetra Tech Executive Services, Inc.
Vertex Engineering Services, Inc.	Tetra Tech International (BVI) Ltd.
Western Utility Contractors, Inc.	Tetra Tech Leasing, LLC
Sciences International, Inc.	Tetra Tech Technical Services, Inc.
The Thomas Group of Companies, Inc.	Tetra Tech Wired Communications of California, Inc.
Hartman & Associates, Inc.	Thomas Aquatics, LLC
Ardaman & Associates, Inc.	Thomas Communications & Technologies, LLC
Tetra Tech FW, Inc.	Thomas Environmental Services, LLC
Engineering Management Concepts, Inc.	Thomas Management Services, LLC
Advanced Management Technology, Inc.	Western Utility Cable, Inc.
Whalen do Brasil, Ltda.
Whalen Service Corps Inc.
Whalen/Sentrex LLC

*Excluded subsidiaries non-related company assets and revenue do not exceed 2.5% of the consolidated total assets or revenue

Schedule 9.8

SCHEDULE 9.15

ENVIRONMENTAL MATTERS

-NONE-

Schedule 9.15

SCHEDULE 10.7
EXISTING DEBT

Nature/Lender/Note	Maturity	Amount
TERM DEBT
Deferred Compensation Obligation	11/30/13	188,885
1st Source Bank	07/02/06	138,822
1st Source Bank	07/11/06	139,197
1st Source Bank	08/01/06	131,793
John Deere Credit	08/01/06	78,700
John Deere Credit	08/01/06	133,560
John Deere Credit	08/01/06	55,638

SENIOR SECURED NOTES
AR-1	5/30/2011	6,000,000
AR-2	5/30/2011	6,000,000
AR-3	5/30/2011	6,000,000
AR-4	5/30/2011	3,000,000
AR-5	5/30/2011	500,000
AR-6	5/30/2011	3,000,000
AR-7	5/30/2011	500,000
AR-8	5/30/2011	17,000,000
AR-9	5/30/2011	3,000,000
AR-10	5/30/2011	12,000,000
AR-11	5/30/2011	3,000,000
AR-12	5/30/2011	7,500,000
AR-13	5/30/2011	7,500,000
AR-14	5/30/2011	7,000,000
AR-15	5/30/2011	3,000,000
AR-16	5/30/2011	5,000,000
AR-17	5/30/2011	2,000,000
BR-1	5/30/2008	6,560,000
BR-2	5/30/2008	320,000
BR-3	5/30/2008	80,000
BR-4	5/30/2008	240,000
BR-7	5/30/2008	4,800,000
BR-6	5/30/2008	2,400,000

Schedule 10.7

SCHEDULE 10.8

EXISTING LIENS

-NONE-

Schedule 10.8

SCHEDULE 14.3

ADDRESSES FOR NOTICES

TETRA TECH, INC.

3475 East Foothill Boulevard

Pasadena, California  91107

Attention: Kimberly Gant

Telephone: 626-470-2582

Facsimile: 626-470-2782

e-mail: kim.gant@tetratech.com

BANK OF AMERICA, N.A.,

as Administrative Agent

Agency Management Services

231 South LaSalle Street

Chicago, Illinois 60697

Attention:  Paul Folino

Telephone: 312-828-1846

Facsimile:  877-206-8413

e-mail: paul.l.folino@bankofamerica.com

BANK OF AMERICA, N.A.,

as Swing Line Bank, Issuing Bank and as a Bank

231 South LaSalle Street

Chicago, Illinois 60697

Attention: Jennifer Gerdes

Telephone: 312-828-2892

Facsimile:  312-974-0761

e-mail: jennifer.gerdes@bankamerica.com

Schedule 14.3